UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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WSFS FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
302-792-6000
www.wsfsbank.com

     March 29, 2010

Dear Stockholder:

The WSFS Financial Corporation 2010 Annual Meeting of Stockholders will be held on April 29, 2010 beginning at 4:00 p.m. at the Hotel duPont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•	The election of six directors;
•	The ratification of the appointment of KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2010;
•	The approval of amendments to the WSFS Financial Corporation 2005 Incentive Plan;
•	Re-approval of the material terms of performance goals for qualified performance-based awards under the WSFS Financial Corporation 2005 Incentive Plan;
•	An advisory (non-binding) vote on executive compensation; and
•	Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 11, 2010 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 29, 2010.

Your vote is important regardless of how many shares of WSFS stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

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Contents

1.	About the Annual Meeting	1

2.	Matters to be Voted on at the Meeting	6

3.	Directors and Officers of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB	9

4.	The Proposed Amendments to the 2005 Incentive Plan	18

5.	Re-Approval of Material Terms of Performance Goals for Qualified Performance-Based Awards under the WSFS Financial Corporation 2005 Incentive Plan	26

6.	Compensation	31

7.	Corporate Governance	62

	Committees of the Board of Directors
	Executive Committee
	Corporate Governance and Nominating Committee
	Audit Committee and Audit Committee Report
	Personnel and Compensation Committee
	Trust Committee

8.	Compensation of the Board of Directors	72

9.	Other Information	74

Amended and Restated WSFS Financial Corporation 2005 Incentive Plan Appendix A

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1.      About the Annual Meeting

Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 29, 2010 at 4:00 p.m.

Please contact Sharon Croft at 302-571-7184 if you need directions.

The Proxy Statement and Annual Report on Form 10-K
are available at www.wsfsbank.com

What is the purpose of the Annual Meeting?
The WSFS Financial Corporation 2010 Annual Meeting of Stockholders will be held at the Hotel duPont, Eleventh and Market Streets in Wilmington, Delaware on April 29, 2010 at 4:00 p.m.  The business to be conducted at the meeting is: (i) the election of directors, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accountants, (iii) the approval of amendments to the WSFS Financial Corporation 2005 Incentive Plan, (iv) re-approval of the material terms of performance goals for qualified performance-based awards under the 2005 Incentive Plan and (v) an advisory (non-binding) vote on executive compensation.   There will be six board seats up for election at this year’s meeting and we have nominated the following persons: Anat M. Bird, John F. Downey, Calvert A. Morgan, Jr., Thomas P. Preston, Marvin N. Schoenhals and R. Ted Weschler.  Messrs. Morgan, Preston, Schoenhals and Weschler have been nominated for a three-year term.  Ms. Bird has been nominated for a two-year term.  Mr. Downey has been nominated for a one-year term.  With the exception of Ms. Bird, each is a current director of WSFS Financial Corporation.  You can find information about all of our current directors and nominee beginning on page 9.

Why are you sending me a proxy card?  What are you going to do with it?
In order to hold the meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 11, 2010, which was selected by the Board of Directors as the record date to determine which stockholders will receive notice of the meeting and be entitled to vote at the meeting.  As of that date, there were 7,084,903 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the meeting and can be voted at the meeting even if you do not attend the meeting in person.

Your shares will be voted in accordance with your instructions on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors, and to vote for, against or abstain on the ratification of the appointment of the independent registered public accountants and for each of the other proposals to be voted on at the meeting.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees and for the ratification of the appointment of the independent registered public accountants and for each of the other proposals to be voted on at the meeting.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?
If you fail to instruct your broker how you want your shares voted, your broker may only use discretionary authority to vote your shares on “routine” matters.  The New York Stock Exchange Rules that govern brokers have recently been changed and the election of directors (even if not contested) is no longer considered a “routine” matter.  As such, your broker cannot vote your shares with respect to the election of directors and certain of the proposals if you do not give instructions.

Why did I receive more than one proxy card?
If you hold your shares of WSFS stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?
Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy before the meeting.  You may also revoke your proxy by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the meeting in person will not cancel your proxy unless you vote in person at the meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the meeting.

How many votes does a nominee need in order to be elected?
Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  It is our policy, however, that in an uncontested election, directors who receive votes in favor of their election which is less than a majority of total votes cast, should promptly offer to resign from the Board and request the Board to accept or reject their resignation offer at the Board’s discretion.  The Board’s Corporate Governance Committee will consider resignation offers and make its recommendation to the full Board.  The Board will accept or reject each director’s resignation offer within 90 days.

How many votes do I have?
Each share of WSFS Financial Corporation common stock is entitled to one vote.  We do, however, permit cumulative voting in the election of directors, meaning that if you have 100 shares and there are six seats up for election, you have 600 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 600 votes to a single nominee if you wish.  You must attend the meeting and vote in person if you want to cumulate your vote for directors.

If you give us a proxy to vote your shares at the meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to ratify the appointment of the independent registered public accountants?
To be ratified, the appointment of KPMG LLP as our independent registered public accountants must receive a majority of the votes cast on that proposal. Abstentions are treated as votes “cast” and therefore have the effect of a vote against the proposal.

How many votes are required to approve the amendments to the WSFS Financial Corporation 2005 Incentive Plan?
To be amended, the WSFS Financial Corporation 2005 Incentive Plan must receive a favorable vote of a majority of all shares of WSFS common stock outstanding as of the March 11, 2010 record date.

How many votes are required to re-approve the material terms of performance goals for qualified performance-based awards under the 2005 Incentive Plan?
This proposal must receive a favorable vote of a majority of the votes cast on the proposal.  Abstentions are treated as votes “cast” and therefore have the effect of a vote against the proposal.

What are stockholders being asked to approve regarding executive compensation?
Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This proposal must receive a favorable vote of a majority of the votes cast on the proposal.  Abstentions are treated as votes “cast” and therefore have the effect of a vote against the proposal.

Is the stockholder vote on executive compensation binding on the Company?
This is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

Will members of management and the Board of Directors be at the meeting?
Yes.  Our policy is that all members of the Board of Directors and all senior management officers should attend the annual meeting.  All were present at last year’s annual meeting.  We expect that all directors will attend this year.

Can I ask questions at the meeting?
Yes.  We see the annual meeting as an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:		WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

	or:	stockholderrelations@wsfsbank.com

We will attempt to respond to as many of the questions and comments we receive as possible.  The questions, comments and responses will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  In addition, all written communications from stockholders received by management are shared with the Board no later than the next regularly scheduled Board meeting.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the meeting?
Unfortunately, the deadline has passed for you to give us notice of a proposal that you would like to be brought before the stockholders for a vote at the 2010 Annual Meeting of Stockholders.  We expect to hold the 2011 Annual Meeting in April 2011 and to mail our proxy statement during March 2011.  To get your proposal on the agenda for the 2011 Annual Meeting, you must give us notice no earlier than November 29, 2010 and no later than December 29, 2010.  If you want your proposal to be included in our proxy statement and on our proxy card for the 2011 Annual Meeting, we must receive your proposal by November 29, 2010.  All notices and proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

Can I obtain copies of the proxy statement and related materials over the Internet?
Copies of this proxy statement and the Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling toll-free to (888)WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at www.wsfsbank.com/investor-relations.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

2.            Matters to be Voted on at the Meeting

Proposal Number 1:  Election of Directors
The Board of Directors is divided into three classes, and each class serves for a term of three years.  As Ms. Drake and Mr. Hollowell are retiring from the Board after a combined 27 years of fruitful and dedicated service, this year there are six directorships to be filled at the meeting.  The Board of Directors nominated the following six persons for election:

•	Anat M. Bird, for a two-year term
•	John F. Downey, for a one-year term
•	Calvert A. Morgan, Jr., for a three-year term
•	Thomas P. Preston, for a three-year term
•	Marvin N. Schoenhals, for a three-year term
•	R. Ted Weschler, for a three-year term

More information about all our director nominees can be found beginning on page 9.

The Board of Directors recommends a vote in favor of these nominees.

Proposal Number 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2010.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board in favor of KPMG LLP.  We are asking the stockholders to ratify the Board’s decision to appoint KPMG LLP for the 2010 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote in favor of the ratification of KPMG LLP as the independent registered public accounting firm.

Proposal Number 3:  Approval of Amendments to the WSFS Financial Corporation 2005 Incentive Plan

The WSFS Financial Corporation 2005 Incentive Plan was approved by the stockholders at our 2005 annual meeting and amended at our 2007 annual meeting.  The purpose of the plan is to promote our success by linking the personal interests of WSFS Associates, officers and directors more closely to those of our stockholders.  The plan also gives

WSFS Associates, officers and directors an additional incentive for outstanding performance.  As of March 11, 2009, only 57,333 shares of our common stock remain available for issuance under the current plan.

We are asking stockholders to approve an amendment to the 2005 Incentive Plan to increase, by 335,000, the number of shares of our common stock that may be issued to Associates, officers and directors pursuant to awards granted under the plan.  The plan provides that each share issued under the plan pursuant to an award other than a stock option or stock appreciation right shall reduce the number of available shares under the plan by four shares.

We are also asking stockholders to approve an amendment to the plan to permit the grant of stock options and stock appreciation rights having a minimum vesting period of four years and a maximum life of seven years after the date of the grant.

More information about the plan and the proposed amendments are described beginning on page 18 under “The Proposed Amendments to the 2005 Incentive Plan.”

The Board of Directors recommends a vote in favor of the amendments to the 2005 Incentive Plan.

Proposal Number 4:  Re-Approval of Material Terms of Performance Goals for Qualified Performance-Based Awards under the WSFS Financial Corporation 2005 Incentive Plan

In order to preserve our ability to continue to grant fully tax-deductible performance-based awards under the 2005 Incentive Plan after the Treasury Department no longer holds an interest in our shares, the material terms of the performance goals, including the list of permissible business criteria for performance objectives, under the plan must be approved by our stockholders no less often than every five years.  We are asking for your re-approval of the material terms of the performance goals for qualified performance-based awards under the 2005 Incentive Plan.

More information about this proposal is described beginning on page 26 under “Re-Approval of Material Terms of Performance Goals for Qualified Performance-Based Awards under the WSFS Financial Corporation 2005 Incentive Plan.”

The Board of Directors recommends a vote in favor of this proposal.

Proposal Number 5:  Advisory (non-binding) Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009 includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders.  Under this law, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives as described under “Compensation Discussion and Analysis” and tabular disclosure of Named Executive Officer compensation in our 2010 proxy statement and related material.  This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation.

The purpose of our compensation policies and procedures is to attract, motivate and retain experienced, highly-qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes our compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The Board of Directors recommends a vote in favor of the resolution approving executive compensation.

3. Directors and Officers of WSFS Financial Corporation
and Wilmington Savings Fund Society, FSB

Listed below is information about our directors, our director nominee and executive management officers.  Currently, all directors of WSFS Financial Corporation also serve as directors for our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director and nominee was selected to be a member of the Board based on his or her particular background and expertise.  Immediately following the description of each person’s background is a description of the particular experience, skills and qualifications that were instrumental in the Corporate Governance and Nominating Committee’s determination that he or she should serve as our director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” beginning on page 64.

Current Directors: Marvin N. Schoenhals, Charles G. Cheleden, Jennifer W. Davis, Donald W. Delson, John F. Downey, Linda C. Drake, David E. Hollowell, Joseph R. Julian, Dennis E. Klima, Calvert A. Morgan, Jr., Thomas P. Preston, Scott E. Reed, Claibourne D. Smith, Mark A. Turner and R. Ted Weschler.

Retiring Directors: Ms. Drake and Mr. Hollowell are retiring from the Board after a combined 27 years of fruitful and dedicated service.  Management and the Board wish to thank them for their many valuable contributions.

Director Nominee: Anat M. Bird

Marvin N. Schoenhals, 62, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director since 1990.  His current term expires at the 2010 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the Brandywine Mutual Funds Board of Directors from 1995 to 2006.  He currently serves as Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a trustee and former chairman of the Delaware Public Policy Institute.  He is a member and former chairman of the Delaware State Chamber of Commerce and is chairman of the Sunday Breakfast Mission.  He is a member of the Delaware Business Roundtable and chairs their Education Committee.  Mr. Schoenhals is also chairman of Vision 2015, a Delaware coalition that created and is implementing a plan to make Delaware public education the best in the world by 2015.  He serves on the Board of Directors of the Curry School of Education Foundation, University of Virginia.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In 2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost

40 years of banking experience, finance, risk management, lending and executive management expertise to the Board.

Anat M. Bird, 58, is not currently serving as a director, but has been nominated to serve for a two-year term to expire at the 2012 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for Sterling Bank in Houston, Texas and MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board.

Charles G. Cheleden, 66, has been a director of WSFS Financial Corporation since 1990, serving as Vice Chairman since 1992 and Lead Director since 2004. His current term expires at the 2011 Annual Meeting of Stockholders.  He is an Attorney at Law with emphasis on estate planning, trusts, estate settlement and elder law.  Mr. Cheleden is the former Chairman and President of Liberty Financial Group, Inc. (an ASE Co.) and Liberty Savings Bank, Philadelphia, PA, and former Chairman of Manor College, Jenkintown, PA. and Nazareth Hospital, Philadelphia, PA.  Mr. Cheleden earned his undergraduate degree from Villanova University and his Juris Doctor from Temple University Law School.  Mr. Cheleden brings legal, risk management, financial and executive management expertise to the Board.

Jennifer W. Davis, 39, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2012 Annual Meeting of Stockholders.  Since 2008, she has been Vice President of Administration for the University of Delaware.  In this role she provides leadership for the University’s human resources functions, including personnel supervision, recruitment, labor relations, benefits, education and training programs, employee wellness and employee performance evaluation, budget planning and development, payroll and records management and the Office of Equity and Inclusion.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of

Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.  She is also President of “For Grace’s World,” a non-profit organization.  Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board.

Donald W. Delson, 58, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2012 Annual Meeting of Stockholders.  Since February 2009, he has been a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm.  From 1997 to 2009, he was Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and capital raising for banks and thrifts.  His past employment also includes being Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc.  Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA.  He is Vice Chair for The Chester Fund for Education and the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper), member of the Finance Committee for Crozer Keystone Health System and has served as a director of Atlas Energy, Inc. for the past five years.  Mr. Delson received his A.B. from Brown University, his Masters in Business Administration from Harvard Business School and his Juris Doctor from the University of Virginia.  Mr. Delson brings legal, finance, and executive leadership expertise to the Board.

John F. Downey, 72, has been a director of WSFS Financial Corporation since 1998.  His current term expires at the 2010 Annual Meeting of Stockholders.  Mr. Downey’s background includes 19 years with the Office of the Comptroller of the Currency (OCC), which regulates national banks.  His OCC experience includes a role as Deputy Regional Administrator, Senior Deputy Comptroller and Chief National Bank Examiner of the U.S. In 1986 Mr. Downey was the Executive Vice President and Director of Agency Functions for the FHLB of Indianapolis.  He was the chief federal regulator for the States of Indiana and Michigan.  In 1989 he moved to Washington, D.C. and was appointed Deputy Director for Regional Operations for the Office of Thrift Supervision (OTS).  In this position, he oversaw the five regions which examine and supervise all federally insured savings associations in the U.S.  In 1995 he was named Executive Director of the Office of Thrift Supervision and retired in 1998.  Mr. Downey received his undergraduate degree in economics from Boston College.  He is a first national fellow and graduate of marketing management program from Michigan State University Graduate School.  He also attended the Stonier Graduate School of Banking, Rutgers University and the Executive Development Program at the University of Illinois.  Mr. Downey brings significant banking regulation, finance, risk management and executive leadership expertise to the Board.

Linda C. Drake, 61, has been a director of WSFS Financial Corporation since 1999.  Her current term expires at the 2010 Annual Meeting of Stockholders and will be retiring from the Board.  She is Founder and Chair of TCIM Services, Inc., a global information services company headquartered in Wilmington, Delaware, providing business outsourcing for customer service, technical help desk support, database management and quality assurance for Fortune 500 corporations.  Ms. Drake is a member of the American Teleservices Association, The Committee of 200, the Women’s Business Enterprise National Council, Women Presidents’ Organization and The Zenith Group.  She is a board member of the Delaware State Chamber of Commerce, the Delaware Breast Cancer Coalition and a trustee of the Christiana Hospital.  Ms. Drake brings business management and executive leadership expertise to the Board.

David E. Hollowell, 62, has been a director of WSFS Financial Corporation since 1996.  His current term expires at the 2010 Annual Meeting of Stockholders and will be retiring from the Board.  Currently, he is a semi-retired higher education consultant and volunteer.  Before retiring in 2008, Mr. Hollowell was Executive Vice President and University Treasurer for the University of Delaware, a position he held since 2002.  Mr. Hollowell joined the University of Delaware in 1988.  During his career there, he was responsible for many facets of the university operations, including duties as Chief Financial Officer, Chief Administrative/Operating Officer responsible for information technologies, human resources, facilities, business services, budget, institutional research and planning and procurement.  From 1969 to 1987 he was employed by Boston University, serving as their Vice President for Administration from 1984 to 1987.  He has been awarded numerous honors from professional and community organizations for his distinguished service.  Mr. Hollowell earned a Bachelor of Science degree in Information Engineering, a Master of Engineering and a Master of Business Administration, all from Boston University.  Mr. Hollowell brings finance, administrative management and executive leadership expertise to the Board.

Joseph R. Julian, 72, has been a director of WSFS Financial Corporation since 1983. His current term expires at the 2011 Annual Meeting of Stockholders.  He is Chairman and CEO of JJID, Inc, a highway construction company.  Mr. Julian has experience in management, ownership and coordination of construction firms performing multi-million dollar highway and private sector projects in Delaware, Pennsylvania, Maryland and Virginia for over fifty years.  He also serves as director of Maryland Materials, Inc.  Mr. Julian earned his Bachelor’s Degree in Business Management from LaSalle University.  Mr. Julian brings business management, finance and executive leadership expertise to the Board.

Dennis E. Klima, 65, has been a director of WSFS Financial Corporation since 2004.  His current term expires at the 2011 Annual Meeting of Shareholders.  He is President of Bayhealth, Inc., parent corporation of Bayhealth Medical Center, Inc.  Mr. Klima was assistant to the administrative officer at the National Naval Medical Center from 1968 to 1971 and worked with the Department of Defense as a Naval Department representative on the new generation of military hospitals study.  From 1971 to 1974 he was Assistant Director of Duke University Hospital and from 1974 to 1980 was Associate Administrator at The Memorial Hospital of Easton, Maryland.  In 1980, he joined the Kent General Hospital as Executive Director and was named President and CEO in 1985.  In 1990, Mr. Klima became President and CEO of the Central Delaware Health Care Corporation and Chairman of the subsidiary Kent General Hospital Board of Directors.  From 1997 to 2009, he served as President/CEO and Chairman of the Board of Bayhealth

Medical Center.  He is a Fellow of the American College of Healthcare Executives, an Advanced Member in the Healthcare Financial Management Association and a Life Member of the American Hospital Association.  He is a past president of the Central Delaware Chamber of Commerce, served as co-chair of the Central Delaware Economic Development Council and, since 2008, has served as Chairman of the Kent Economic Partnership, Inc.  Mr. Klima earned his undergraduate degree in Finance from the University of Illinois and a Master of Hospital Administration from Duke University.  Mr. Klima brings finance, administrative leadership and executive leadership expertise to the Board.

Calvert A. Morgan, Jr., 61, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS bank since 2006.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  He is a former board member and past chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings nearly 40 years of banking experience, finance, risk management, lending and executive leadership expertise to the Board.

Thomas P. Preston, 63, has been a director of WSFS Financial Corporation since 1990.  His current term expires at the 2010 Annual Meeting of Stockholders.  Since 2003, he has been a partner in the Corporate Litigation Group of the law firm of Blank Rome, LLP and is managing partner for their Wilmington, Delaware office.  Prior to joining Blank Rome, he served in a similar capacity for the law firm of Reed Smith LLP from 2000 to 2003.  He began his legal career in 1975 at the Philadelphia and Wilmington offices of the law firm of Duane, Morris & Heckscher LLP.  Mr. Preston is a founding member of the Delaware chapter of the American Board of Trial Advocates.  He was Chairman of the Board of St. Francis Hospital and is a member of the Board of Trustees of the Tatnall School.  Mr. Preston was also co-general counsel for the national governing body of U.S. Lacrosse.  Mr. Preston received his undergraduate degree in American Studies from Yale University and his Juris Doctor from the University of Virginia School of Law.  Mr. Preston brings legal, administrative management and executive leadership expertise to the Board.

Scott E. Reed, 61, has been a director of WSFS Financial Corporation since 2005.  His current term expires at the 2012 Annual Meeting of Stockholders.  He is the retired Senior Executive Vice President and Chief Financial Officer of BB&T Corporation, Winston-Salem, North Carolina.  Mr. Reed joined BB&T in 1972.  During his career he served as a business loan officer, branch manager, credit analysis director, manager of the Research and Statistics Department and manager of the Finance and Control Division.  As CFO, a position he held from 1981 to 2005, he oversaw the Financial Group which included Legal, Accounting and Financial Reporting, Shareholder Reporting and Financial Projects, Corporate Finance and Strategic Planning, Government Affairs and Public Policy, Corporate Taxation and Investor Relations.  He received his undergraduate degree in mathematics from Wake Forest University and his MBA from the University of North Carolina at Chapel Hill.  He also is a graduate of the Stonier Graduate School of Banking, Rutgers University.  Mr. Reed has been honored by several civic groups for his active participation and leadership.  Mr. Reed brings over 30 years of banking experience, accounting, auditing, finance, lending, risk management, administrative leadership and executive leadership expertise to the Board.

Claibourne D. Smith, PhD, 71, has been a director of WSFS Financial Corporation since 1994.  His current term expires at the 2012 Annual Meeting of Stockholders.  In 1998, he retired as Vice President, Technology and Professional Development and Vice Chairman, Corporate Educational Aid for E.I. DuPont de Nemours & Company, Incorporated.  He joined DuPont in the Central Research and Development Department and held a number of management positions in Research and Development, Sales, Marketing and Business Management.  He held the position of Director of Marketing Liaison and Vice President, Marketing in Corporate Plans Department. Before his retirement, Dr. Smith administered and coordinated DuPont’s Corporate Educational initiatives and was responsible for manpower planning and development for the Central Research and Development function.  He served on the Tuck Board of Overseers, Tuck School of Business at Dartmouth College and as President of the Board of Directors for the Delaware Foundation on Science and Math Education.  He was also a member of the Delaware State Board of Education.  Dr. Smith recently served as Acting President of Delaware State University and is currently Chairman of their Board of Trustees.  Dr. Smith earned his Bachelor’s Degree and Master’s Degree in Chemistry from the University of Denver and his Ph.D. in Organic Chemistry from the University of Oregon.  Dr. Smith brings marketing, human resource, administrative management and executive leadership expertise to the Board.

Mark A. Turner, 46, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2011 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer for WSFS.  Prior to joining WSFS, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  He received his Bachelor’s Degree in Accounting and Management from LaSalle University, his MBA from the Wharton School of the University of Pennsylvania and his Masters Degree in Executive Leadership from the University of Nebraska.  Mr. Turner has also participated in other meaningful executive development programs, including at the National Training Labs; The Soderquist Ethical Leadership program; Gallup University, including sessions at Toyota University; The Aspen Institute; the Buckley School for public speaking; the Authentic Leadership Institute; and Academy Leadership. He has also studied foreign business practices in Argentina and China.  As a local business person, Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and his performance.  Among other organizations, he has served as Chairman of the Board of the Delaware Bankers Association, the Vice Chairman of the Board of the Delaware Business Roundtable, the Executive Committee of the Board of the Delaware State Chamber of Commerce, the Chairman of the Delaware Chapter of the March of Dimes and the Board of Directors of the Delaware Community Foundation.  Mr. Turner brings many years of banking, finance, accounting, auditing, risk management, administrative leadership and executive leadership expertise to the Board.

R. Ted Weschler, 48, has been a director of WSFS Financial Corporation since 2009.  His current term expires at the 2010 Annual Meeting of Stockholders.  He also served as a director of WSFS Financial Corporation from 1992 to 2007.  He is the Managing Partner of Peninsula Capital Advisors, LLC which he formed in 1999.  Peninsula manages a pool of capital that, on behalf of its clients, makes substantial long-term investments in publicly-traded companies possessing both strong prospects and outstanding management teams.  In 1989, Mr. Weschler was founding partner of Quad-C, a private equity firm.  Prior to that, he spent six years with W.R. Grace & Co. holding several positions, including Assistant to J. Peter Grace, Assistant to the Vice Chairman, as well as several capacities within their Corporate Development Group.  Mr. Weschler received his B.S. in Economics with concentrations in finance and accounting from The Wharton School of the University of Pennsylvania.  Mr. Weschler brings finance, economics and executive leadership expertise to the Board.

Executive Management:  Peggy H. Eddens, Stephen A. Fowle, Richard Immesberger, Rodger Levenson, S. James Mazarakis and Richard M. Wright

Peggy H. Eddens, 54, has been Executive Vice President, Human Capital Management Department for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.

Stephen A. Fowle, 44, has been Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005. From 2000 to 2004 he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland.  From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co, Incorporated in Milwaukee, Wisconsin, a regional investment banking firm.

Richard Immesberger, 44, has been Executive Vice President – Trust and Wealth Management for WSFS Bank since 2008.  From 2003 to 2008, Mr. Immesberger was Senior Vice President, Private Client Advisor for Bank of America.

Rodger Levenson, 48, has been Executive Vice President/Director of Commercial Banking for WSFS Bank since 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice

President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wachovia Bank.

S. James Mazarakis, 52, was appointed Executive Vice President/Chief Technology Officer in February 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvision, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer since May 2009.  From 2005 to 2008, he was Chief Information Officer for T. Rowe Price Associates and from 2002 to 2005, he was Business Information Officer – Shared Services for Capital One Financial Corporation.

Richard M. Wright, 57, has been Executive Vice President/Director of Retail Banking and Marketing for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.

Section 16(a) Beneficial Ownership Reporting Compliance
Our officers and directors are required to file forms with the Securities and Exchange Commission (the SEC) to report changes in their ownership of WSFS Financial Corporation common stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, the only late filing during 2009 was by Dennis E. Klima who was late in filing a Form 4 to report the purchase of 500 shares of WSFS common stock in March 2009.

Ownership of WSFS Financial Corporation Common Stock
The number of shares of our Common Stock owned by the directors and executive officers as of March 11, 2010, the record date set for the 2010 Annual Meeting of Stockholders, is shown below.  The table also shows the amount of their shares as a percentage of all of the shares of our Common Stock outstanding.

Shares that these individuals could acquire by exercising stock options and warrants are included in the amounts shown.  The individuals do not all have the same number of grants, and the different amounts are shown in the table below.  Only grants that are currently exercisable or that will become exercisable in the next 60 days have been treated as though they have been exercised and the individual owns those shares.

Directors:	Number of Shares (Including Exercisable Options and Warrants)1	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	151,573	2.11%
Charles G. Cheleden	19,424	0.27%
Jennifer W. Davis	1,363	0.02%
Donald W. Delson	2,860	0.04%
John F. Downey	17,524	0.25%
Linda C. Drake	16,484	0.23%
David E. Hollowell	18,924	0.27%
Joseph R. Julian	77,300	1.09%
Dennis E. Klima	10,874	0.15%
Calvert A. Morgan, Jr.	16,024	0.23%
Thomas P. Preston	19,408	0.27%
Scott E. Reed	7,574	0.11%
Claibourne D. Smith	16,654	0.23%
Mark A. Turner	130,302	1.81%
R. Ted Weschler	1,629,310	22.58%

Executive Officers:
Peggy H. Eddens	4,452	0.06%
Stephen A. Fowle	20,580	0.29%
Richard Immesberger	6,941	0.10%
Rodger Levenson	14,837	0.21%
S. James Mazarakis	800	0.01%
Richard M. Wright	13,773	0.19%

Directors and Executive Officers as a group (21)	2,196,981	29.16%

1   Includes exercisable options for each of the individuals as follows: Schoenhals: 106,090,Cheleden: 9,449, Davis: 0, Delson: 0, Downey: 7,449, Drake: 9,449, Hollowell: 8,249, Julian: 9,449, Klima: 4,449, Morgan: 9,449, Preston: 9,249, Reed: 3,449, Smith: 9,449, Turner: 94,387, Weschler: 0, Eddens: 3,528, Fowle: 12,150, Immesberger: 3,045, Levenson: 11,487, Mazarakis: 0, and Wright: 8,550.  Also includes exercisable warrants of 129,310 for Mr. Weschler.

4.    The Proposed Amendments to the 2005 Incentive Plan

We are asking stockholders to approve an amendment to the WSFS Financial Corporation Amended and Restated 2005 Incentive Plan (2005 Incentive Plan) to increase, by 335,000, the number of shares of our common stock that may be issued to Associates, officers and directors pursuant to awards granted under the plan.  The plan provides that each share issued under the plan pursuant to an award other than a stock option or stock appreciation right shall reduce the number of available shares under the plan by four shares.  As of March 11, 2010, the number of shares of our common stock that were available for new awards under the 2005 Incentive Plan was 57,333.  The proposed amendment would increase the number of shares available for new awards by 335,000, so that at least 392,333 shares would be available.

We are also asking stockholders to approve an amendment to the 2005 Incentive Plan to permit the grant of stock options and stock appreciation rights having a minimum vesting period of four years and maximum life of seven years after the date of grant.  While the 2005 Plan currently permits the grant of stock options and stock appreciation rights having terms of up to ten years, in April 2007 the Executive Committee of the Board adopted an administrative policy that future awards of stock options under the 2005 Incentive Plan would have a minimum vesting period of four years and maximum life of five years after the date of grant.  The Executive Committee’s policy provided that any change to the policy would only be made following approval by our stockholders.  The Personnel and Compensation Committee believes that a seven year term for stock options and stock appreciation rights is appropriate for us at this time, and has recommended that the stockholders approve this change in the policy by amending the 2005 Incentive Plan.

The Board of Directors unanimously approved the proposed amendments to the 2005 Incentive Plan and believes that the amendments are in our best interests and those of our stockholders.  The Board recommends that stockholders vote “FOR” the amendments.

The 2005 Incentive Plan was amended in 2007 to set the number of shares of our stock that may be issued to Associates, officers and directors pursuant to awards granted under the plan at 862,000 shares.  No other changes were made to the plan at that time.  The plan was also amended in December 2008 to meet the requirements of Section 409A of the Internal Revenue Code, and again in March 2010 to effect certain technical amendments.  Neither of these amendments required stockholder approval.

Below is a summary of the plan’s features and an explanation of the income tax consequences of awards under the plan to us and to our Associates, officers and directors.

This summary is qualified in its entirety by the full text of the 2005 Incentive Plan.  The 2005 Incentive Plan, as amended to date and proposed to be amended at the 2010 annual meeting, is attached as Appendix A to this proxy statement.  In addition, the 2005 Incentive Plan is available at the Securities and Exchange Commission’s website at www.sec.gov, where it is an exhibit to the electronic version of this proxy statement.

The proposed amendments to the plan will (i) change the number of shares of our common stock that may be awarded under the plan, and (ii) permit the grant of stock options and stock appreciation rights having a minimum vesting period of four years and maximum life of seven years after the date of grant.

In Proposal Number 4 of this proxy statement, we are asking you, by a separate vote, to re-approve the material terms of performance goals for qualified performance-based awards under the 2005 Incentive Plan, which does not entail an amendment to the plan.  The outcome of the vote on Proposal Number 4 is independent of, and will not affect or be affected by, the outcome of the vote on this proposal.

At the present time we have two compensation plans under which shares of WSFS Financial Corporation common stock may be issued: the 2005 Incentive Plan and the 1997 Stock Option Plan.  As of December 31, 2009, the aggregate number of unexercised options and restricted stock units outstanding under our plans was 752,038, with a weighted average exercise price of $41.89.  Options granted in the past under the 1997 Plan may still be exercised, but no new awards may be made under the 1997 Plan.  Currently, we have only the 2005 Incentive Plan available to make new awards.   As of March 11, 2010, the number of shares of our common stock that were still available for new awards under the 2005 Incentive Plan was 57,333.  The proposed amendment would increase the number of shares available for new awards by 335,000, so that at least 392,333 shares would be available for future awards.  The actual number of shares available for future awards could be higher, because shares subject to awards settled in cash and shares subject to awards that are canceled, expire, or are forfeited for any reason would again be available for issuance pursuant to future awards.

Summary of the Plan

Permissible Awards. All Associates, officers and directors are eligible to receive awards under the plan.  Currently, there is a group of 81 Associates, officers and directors who have awards outstanding.  The plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which equal the increase in the fair market value of a share of our common stock between the date of the grant and the date the stock appreciation right is exercised;

•	performance awards, which are payable in cash or shares of our common stock upon the attainment of performance goals set by the Personnel and Compensation Committee;

•	shares of our common stock that are subject to a vesting period and subject to forfeiture in accordance with terms set by the Personnel and

Compensation Committee;

•
common stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of vesting and/or performance criteria set by the Personnel and Compensation Committee;

•	deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future;

•
dividend equivalents on full-value awards, which represent a payment equal to any dividends paid on our outstanding common stock (or an equivalent value payable in stock or other property) for each share of our common stock underlying a full-value award (dividend equivalents may not be granted in conjunction with an option or stock appreciation right);

•	other stock-based awards in the discretion of the Personnel and Compensation Committee, including grants of shares of our common stock that are not subject to a vesting period or forfeiture; and
•	cash awards.

The stock options granted under the plan may be either non-statutory stock options or incentive stock options.  The difference in the tax treatment of non-statutory stock options and incentive stock options is explained in “Certain Federal Tax Effects” below.

Shares Available for Awards.  Subject to adjustment as a result of changes in the capital structure as provided in Article 15 of the plan, the aggregate number of shares of our common stock reserved for issuance pursuant to awards granted under the plan is currently 862,000, and each share issued under the plan pursuant to an award other than an option or stock appreciation right shall reduce the number of available shares under the plan by four shares.  If the proposed amendment is approved by stockholders at the 2010 annual meeting, the aggregate number of shares reserved for issuance pursuant to awards granted under the plan will increase by 335,000 to 1,197,000.

Administration. The Personnel and Compensation Committee administers the plan and has the authority to:
•	grant awards
•	designate participants;
•	determine the type or types of awards to be granted to each individual and the number, terms and conditions of those awards;
•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and
•	make all other decisions and determinations that may be required under the plan.

Minimum Vesting and Maximum Terms for Options and Stock Appreciation Rights.  If the proposed amendments are approved by stockholders at the 2010 annual meeting, no option or stock appreciation right granted under the 2005 Incentive Plan after the date of the 2010 annual meeting (other than awards granted to participants resident outside of the United States) may be exercisable for more than seven years after the grant date.  Moreover, except in the case of substitute awards granted in connection with mergers or acquisitions, such options and stock appreciation rights shall either (i) be subject to a minimum vesting period of four years (which may include graduated vesting within such four-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.  Notwithstanding the foregoing, the Personnel and Compensation Committee may permit acceleration of vesting of such options or stock appreciation rights in the event of the participant’s death, disability or retirement or the occurrence of a change in control.

Limitations on Transfer. No award under the plan may be assigned or transferred other than by will or the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order; provided, however, that the Personnel and Compensation Committee may permit other transfers where it concludes that a transfer does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards.

Acceleration Upon Certain Events.  Unless otherwise provided on an award certificate or prohibited by applicable U.S. Treasury regulations as described below (“CPP restrictions”), if a participant’s service terminates by reason of death, disability or retirement:

•	all of his or her outstanding options and stock appreciation rights will become fully vested and exercisable;

•	all time-based vesting restrictions on his or her outstanding awards will lapse;

•
the target payment opportunities attainable under all outstanding performance-based awards are deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level (except that in the case of retirement, this treatment does not apply to award that are intended to meet the performance-based compensation exemption from Code Section 162(m));

•
there will be a pro rata payment to the participant or his or her estate within 30 days after date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination.

Except as otherwise provided in an award certificate, or prohibited by applicable CPP restrictions, if a participant is terminated without cause or resigns for good reason (as such terms are defined in the plan) within two years after a change in control, all of his or her outstanding options and stock appreciation rights will become fully vested and exercisable and all time-based vesting restrictions on his or her outstanding awards will lapse.  Except as otherwise provided in an award certificate or prohibited by applicable CPP restrictions, upon the occurrence of a change in control, the target payment opportunities attainable under all outstanding performance-based awards would be deemed to have been fully earned as of the effective date of the change in control and pro rata payments to individuals would be made within 30 days after the effective date of the change in control based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control.

Adjustments. In the event of a stock split, a dividend payable in shares of common stock, or a combination or consolidation of the common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award.  If we are involved in another corporate transaction or event that affects the common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the Personnel and Compensation Committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment.  The Board of Directors or the Personnel and Compensation Committee may amend or terminate the 2005 Incentive Plan. However, without stockholder approval, no such amendment may (i) materially increase the benefits accruing to participants, (ii) increase the number of shares available under the plan, (iii) increase any of the limitations on individual grants under the plan, (iv) expand the types of awards that may be granted, (v) expand the class of participants eligible to participate in the plan, (v) extend the term of the plan, or (vi) or otherwise constitute a material amendment to the plan.  No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant.

Prohibition on Repricing.  Outstanding stock options cannot be repriced, directly or indirectly, without approval of our stockholders.  The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require stockholder approval.

Certain Federal Tax Effects
The income tax consequences set forth below are a summary only, and are based upon Federal tax laws currently in effect.  The tax consequences may be different in particular circumstances.

Non-statutory Stock Options. There will be no federal income tax consequences to us or to a participant who receives a non-statutory stock option under the plan.  When a participant exercises a non-statutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction.  Any gain that the participant realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. Typically, there will be no federal income tax consequences to us or to a participant upon the grant or exercise of an incentive stock option.  If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction.  If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum taxable income.

Stock Appreciation Rights.  A participant receiving a stock appreciation right under the plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted.  When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, a participant will not recognize income upon the grant of a restricted stock award and we will not be allowed a tax deduction if the participant does not elect to accelerate recognition of the income to the date of grant.  When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  If the participant elects to accelerate recognition of the income to the date of grant, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  Any future appreciation in the stock will be taxable to the participant at capital gains rates.  However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the acceleration.

Restricted or Deferred Stock Units.  A participant will not recognize income upon the grant of a stock unit award and we will not be allowed a tax deduction.  Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.

Performance Awards. A participant generally will not recognize income upon the grant of a performance award and we will not be allowed a tax deduction.  Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable deduction limitations under federal tax laws.

Dividend Equivalent Rights.  A participant will recognize income upon the receipt of a dividend in connection with dividend equivalent rights and we will recognize a corresponding tax deduction at the time the payment is paid.

Restrictions and Limitations applicable to Executive Compensation during Periods that the United States Treasury Department holds an Equity Investment in our Shares.  Effective January 23, 2009, we became a participant in the CPP under the Emergency Economic Stabilization Act of 2008 (“EESA”).  Under EESA and Treasury Department rules, this requires us to comply with certain limits and restrictions concerning executive compensation throughout the time the Treasury Department holds an interest in our shares.

One CPP requirement is that all bonuses and other incentive compensation arrangements with our Named Executive Officers (or NEOs as described in the “Compensation Discussion and Analysis” below) and certain other highly compensated Associates, must provide that, during the time the Treasury Department holds an interest in our shares, we may recover (or “claw-back”) any payments that were based on materially inaccurate financial statements or any other materially inaccurate performance metrics used to award bonuses or incentive compensation.  Our compensation plans were amended in 2009 to include a claw-back provision.  Additionally, under the CPP program, we are prohibited from deducting compensation for any NEO under Internal Revenue Code Section 162(m) to the extent such compensation exceeds $500,000 during any portion of a year in which the Treasury Department holds an interest in our shares, even if the compensation qualifies as “performance-based.”  Therefore, a portion of awards under the 2005 Incentive Plan to any NEO may not be deductible in any year in which the Treasury Department holds an interest in our shares to the extent that compensation paid to any NEO exceeds $500,000.  Also, the Treasury requires that full vesting of equity compensation to any NEO may not occur until the Treasury’s equity interest has been repaid.

New Plan Benefits
As of the date of this Proxy Statement, we have not made any determination as to whom any awards would be made under the terms of the 2005 Incentive Plan in the event the amendments are approved.

Equity Compensation Plan Information
The following table shows the aggregate number of unexercised options and restricted stock outstanding as of December 31, 2009, the weighted average exercise price, and the number of shares of our common stock that, as of December 31, 2009, were still available for new awards under the 2005 Incentive Plan.  The proposed amendment would increase the number of shares available for new awards by 335,000.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders1	752,038	$41.89	105,902
Equity compensation plans not approved by shareholders2	-	-	-
Total	752,038	$41.89	105,902
____________
1  Plans approved by shareholders include the 1997 Stock Option Plan and the 2005 Incentive Plan.
2 There are no equity compensation plans to disclose.  Stockholders have approved all of the plans under which shares of our common stock may be issued.

At March 11, 2010, the weighted average remaining term for outstanding grants was 2.9 years.  Also, at March 11, 2010, the number of full-value awards outstanding were 24,070.

5.                   Re-Approval of Material Terms of Performance Goals
                for Qualified Performance-Based Awards under the
            WSFS Financial Corporation 2005 Incentive Plan

In order to preserve our ability to continue to grant fully tax-deductible performance-based awards under the 2005 Incentive Plan after the Treasury Department ceases to hold an interest in our shares, the material terms of the performance goals, including the list of permissible business criteria for performance objectives, under the plan must be approved by the stockholders no less often than every five years.  Separate from the proposed amendment to increase the number of available shares under the 2005 Incentive Plan by 335,000 shares pursuant to Proposal Number 3, we are asking for your re-approval of the material terms of the performance goals for qualified performance-based awards under the 2005 Incentive Plan.  The outcome of the vote on Proposal Number 3 is independent of and will not affect or be affected by the outcome of the vote on this proposal.

The Board of Directors believes it is in our best interest and that of our stockholders to enable us to implement compensation arrangements that qualify as fully tax deductible performance-based compensation in the 2005 Incentive Plan.  The Board of Directors recommends a vote “FOR” the re-approval of the material terms of performance goals for qualified performance-based awards under the 2005 Incentive Plan.

As described above under “The Proposed Amendments to the 2005 Incentive Plan,” we are prohibited from deducting compensation for any NEO under Internal Revenue Code Section 162(m) to the extent such compensation exceeds $500,000 during any portion of a year in which the Treasury Department holds an interest in our shares, even if the compensation qualifies as “performance-based.”  After that period ends, we will again be subject to the regular provisions of Code Section 162(m), which prevent us from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives.  Compensation is exempt from this $1 million limitation if it is “qualified performance-based compensation.”

Market-priced stock options and stock appreciation rights are two examples of performance-based compensation.  Other types of awards, such as restricted stock, stock units, performance shares and performance units that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements, such as stockholder approval of the material terms of the performance goals are met.  While our stockholders previously approved the 2005 Incentive Plan and its material terms at our 2005 Annual Meeting, that approval satisfied the Section 162(m) requirements only through our 2010 Annual Meeting.  Therefore, we are asking for your re-approval of the material terms of the performance goals under the 2005 Incentive Plan.

For purposes of Section 162(m), the material terms of the performance goals include (i) the Associates eligible to receive compensation under the 2005 Incentive Plan, (ii) a description of the business criteria on which the performance goals may be based, and

(iii) the maximum amount of compensation that can be paid to an Associate under the performance goals.  Each of these aspects of the 2005 Incentive Plan is discussed below.

Eligibility and Participation

Awards may be granted under the 2005 Incentive Plan to any of our, or our affiliates’, Associates, officers or directors.  Based on compensation practices, we expect that a range of 80 to 100 individuals annually will receive awards under the 2005 Incentive Plan.

Performance Objectives

The provisions of the 2005 Incentive Plan are intended to ensure that all options and stock appreciation rights granted under the plan will qualify for the Section 162(m) performance-based exemption from Section 162(m).  When granting any other award, the Personnel and Compensation Committee may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption.  If an award is so designated, the Personnel and Compensation Committee must establish performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate, or a division, region, department or function within our company or our affiliate:

•	Revenue
•	Sales
•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)
•	Net income (before or after taxes, operating income or other income measures)
•	Cash (cash flow, cash generation or other cash measures)
•	Stock price or performance
•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);
•	Market share
•	Improvements in capital structure
•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
•	Business expansion or consolidation (acquisitions and divestitures)
•	Internal rate of return or increase in net present value
•	Working capital targets relating to inventory and/or accounts receivable
•	Planning accuracy (as measured by comparing planned results to actual results)

Performance goals with respect to the above-listed business criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of our competitors or peers. Any member of an index that ceases to exist during a measurement period will be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

For a number of years, our company-wide performance criteria has included: Return on Average Assets, Return on Average Equity and Earnings Per Share Growth.  Specific goals may differ from executive to executive.

Each qualified performance-based award (other than a market-priced option or stock appreciation right) will be earned, vested and payable, as applicable, only upon the achievement of performance goals established by the Personnel and Compensation Committee based upon one or more of the above-listed qualified business criteria, together with the satisfaction of any other conditions, such as continued employment, as the committee may determine to be appropriate.  However, the Personnel and Compensation Committee may provide, either in connection with the grant of an award or by amendment, that achievement of such performance goals will be waived upon the death or disability of the grantee, or in connection with our change in control.   Performance periods established by the Personnel and Compensation Committee for any such qualified performance-based award may be as short as three months and may be any longer period.

The Personnel and Compensation Committee may provide in any qualified performance-based award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary  nonrecurring items as described under applicable U.S. accounting principles and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to covered Associates, they will be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

Any payment of a qualified performance-based award will be conditioned on the written certification of the Personnel and Compensation Committee in each case that the performance goals and any other material conditions were satisfied.  Except as specifically provided above, no qualified performance-based award may be amended, nor may the Personnel and Compensation Committee exercise any discretionary authority it may otherwise have under the 2005 Incentive Plan, in any manner to waive the achievement of the applicable performance goal based on qualified business criteria or to increase the amount payable pursuant to the performance goal or the value of the award, or otherwise in a manner that would cause the award to cease to qualify for the Section 162(m) exemption.

Limitations and Maximum Grants Under the 2005 Incentive Plan

Subject to certain anti-dilution adjustments, a total of 862,000 shares of the Company’s common stock, have been reserved for issuance as awards under the 2005 Incentive Plan.  If the stockholders approve Proposal Number 3, that number will increase to 1,197,000 shares.  In either case, to the extent that an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued shares subject to the award will again be available for issuance pursuant to awards granted under the 2005 Incentive Plan.  Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the 2005 Incentive Plan.  Stock awards other than stock options or stock appreciation rights will reduce the number of shares available for issuance under the 2005 Incentive Plan by a 4-to-1 ratio.

Shares issued under the 2005 Incentive Plan may be shares of original issuance or shares held in our treasury that have been reacquired by us.  The following grant limits apply under the 2005 Incentive Plan:

•	the maximum number of shares with respect to one or more options and/or stock appreciation rights that may be granted during any one calendar year to any one participant is 50,000;
•
the maximum aggregate grant with respect to awards of restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards granted in any one calendar year to any one participant is 50,000 shares;

•	the aggregate dollar value of any performance-based cash award that may be paid to any one participant during any one calendar year is $2,000,000; and
•
the aggregate maximum fair market value (measured as of the grant date) of any other awards that may be granted to any one participant (less any consideration paid by the participant for such award) during any one calendar year is $2,000,000.

These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without stockholder approval.

Termination and Amendment.  The Board of Directors or the Personnel and Compensation Committee may amend or terminate the 2005 Incentive Plan, but without stockholder approval, no such amendment may (i) materially increase the benefits accruing to participants, (ii) increase the number of shares available under the plan, (iii) increase any of the limitations on individual grants under the plan, (iv) expand the types of awards that may be granted, (v) expand the class of participants eligible to participate in the plan, (v) extend the term of the plan, or (vi) or otherwise constitute a material amendment to the plan.  No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant.

Other Considerations

Stockholder approval of the material terms of the 2005 Incentive Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2005 Incentive Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the performance goals of the 2005 Incentive Plan for stockholder approval alone does not ensure that all compensation paid under the 2005 Incentive Plan will qualify as tax deductible compensation.  Nothing in this proposal precludes us or the Personnel and Compensation Committee from granting awards that do not qualify as tax deductible compensation pursuant to Section 162(m).

General

The foregoing description addresses limited aspects of the 2005 Incentive Plan, primarily the material terms of the performance goals, including the list of permissible business criteria for performance objectives, that may apply to a grant of performance-based awards.  Summary descriptions of other provisions of the plan can be found under “The Proposed Amendments to the 2005 Incentive Plan” above.  These descriptions are qualified in their entirety by the full text of the 2005 Incentive Plan.  A copy of the plan, as amended to date and as proposed to be amended pursuant to Proposal Number 3, is attached as Appendix A to this proxy statement.  In addition, the 2005 Incentive Plan is available at the Securities and Exchange Commission’s website at www.sec.gov, where it is an exhibit to the electronic version of this proxy statement.

6.         Compensation

Compensation Discussion and Analysis

Executive Summary

Our Personnel and Compensation Committee provides board oversight and guidance with respect to executive compensation and related benefits.  The Committee regularly receives reports and recommendations from its independent consultants, Blanchard Chase LLC.  The Committee also reviewed the analysis conducted by our Senior Risk Officer (SRO) and concluded that our compensation program is balanced and does not motivate imprudent risk taking.  Our executive compensation program is designed to align the interests of senior management with shareholders by tying a portion of their compensation to the performance of the company as compared to peers.  The following Compensation Discussion and Analysis provides an explanation of our executive compensation programs.

2009 – Overview

When deciding executive compensation during 2009, the committee anticipated another challenging year.  Similar to other community banks throughout the country, we continued to feel the effects of a declining economy which manifested itself in increasing credit costs, a declining stock price and increased regulatory requirements.

In consideration of our current economic environment, our Named Executive Officers (NEOs) voluntarily offered to keep their base pay at 2008 levels and give up all perquisites for 2009, the second consecutive year they did so.  This was done prior to any determination by the Personnel and Compensation Committee of salary increases, incentives and perquisites.  As a result, our Personnel and Compensation Committee awarded no merit increases to our NEOs in 2009, nor did it issue cash bonuses or provide perquisites for the second consecutive year.  The only variable compensation issued to our NEOs was restricted stock that will not fully vest as long as the Treasury continues to hold an equity investment in us through their TARP Capital Purchase Program.

Management also modified the calculation of the corporate performance goals in our Management Incentive Program (MIP).  This was done because we believe it would be inappropriate to provide high payments to participants for a sub-par performance year, even it we significantly outperformed our peers.  The modification is more fully described in “How We Determine Annual Incentive Amounts” beginning on page 41.

The dollar value of equity-based awards granted to NEOs has also declined significantly over the past three years, consistent with declines in the general economy, industry and bank performance, as shown in our “Summary Compensation Table” discussion on page 56.

Management has learned from this recessionary cycle and has made adjustments to help deal with the economic realities.  During the year, management introduced initiatives designed to fundamentally improve our operating results through a variety of revenue enhancements and cost savings programs.  While the benefits of these initiatives began to take effect in late 2009, we expect they will have more of an impact in 2010 and future years.

Despite the financial and economic challenges, for the fourth year in a row we were named by Wilmington’s The News Journal as a top five “Best in Business.” In 2009, this independent survey ranked us as the #1 best place to work in the State of Delaware.  In addition, independent survey results of our customers continue to score us as “world class” in service and engagement, firmly in the top ten percent of all companies surveyed by Gallup, Inc.  We strongly believe we will be a better organization for having gone through, and learned from, this recessionary period.

Our long-term focus over the past decade has produced a positive return to our owners.  An investment of $100 in WSFS common stock in 2000 would be worth $213 at December 31, 2009.  By comparison, $100 invested in the Dow Jones Total Market Index in 2000, would be worth $90 at December 31, 2009 and $100 invested in the Nasdaq Bank Index in 2000 would be worth $107 at December 31, 2009.

Outlook for 2010

While the economy is beginning to show signs of stabilization in some areas, we believe consumers, businesses and, therefore, our company, will continue to experience challenges in 2010.  The Personnel and Compensation Committee evaluated executive compensation for 2010 with a goal of balancing our retention motivation of executive officers with our pay for performance philosophy.  As a result of their evaluation, the Committee concluded it would retain the same elements of compensation for 2010 as it did for 2009.  The components of executive compensation for 2010 are: base salary, bonus and long-term incentive compensation in the form of restricted stock.

As a company, we pride ourselves on setting high, measurable goals, being accountable for achieving those goals and having a leading-edge "pay-for-performance" philosophy.

Our executive incentive compensation plans (which includes our MIP, covering our NEOs), have: (i) focused on measures that are traditionally important to shareholders, (ii) incorporated industry standards, (iii) not promoted inappropriate risk, and (iv) used fundamental indicators of our performance, growth and health.  These measures are Earnings Per Share (EPS) growth, Return on Average Assets (ROA) and Return on Average Equity (ROE).  Our formula-based awards calculations start by comparing ourselves to a group of similarly-sized peers (all publicly-traded banks and thrifts of $1 to $5 billion in asset size) and our goals are set high.  For example, we only achieve "Target," or average awards if we achieve performance at the 60th percentile of that group’s results on all three measures.   "Maximum" awards are achieved if we reach the

75th percentile of that group's performance.  Reaching the 75th percentile on all 3 measures, ROA, ROE and EPS growth, is typically achieved by less than 15% of companies in this peer group, although in 2009 it was reached by 16% of the companies.

According to our compensation consultants, our compensation plans incorporate evolving industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include leading-edge, pay-for-performance standards that increasingly reward executive management with restricted stock or restricted stock units (RSUs) for superior absolute performance, as indicated by reaching annual ROA tiers of 1.20%, 1.35% and 1.50% (considered high-performing levels in the industry, by historical standards).  These RSUs are awarded only if these tiers are reached before the end of 2011, and then vest over not less than a four-year time period.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over at least a four year period of time.  Likewise, the cost of such awards are spread over at least four years, with a provision that awards granted to NEOs will not vest fully as long as the Treasury continues to hold an equity investment in us through their Capital Purchase Program.  In addition, executives’ standard annual incentives (which are granted based on how our performance compares to our peer group and individual goals) are decreased, pro-rata, to the extent our annual ROA is less than 1.0% (considered an average ROA performance for the industry, by historical standards).  So for example, if our ROA was .75% in any year, incentives granted would be only 75% of the normal formulaic amount.

In 2009, due mostly to an extended economic recession, we recorded an ROA of only 2 basis points, an ROE of 24 basis points, and EPS of -$0.30.  While these were consistent with peer performance, they represented significant declines from our 2008 levels, and averaged at the 44th percentile of our peer group's results.  In response to this performance and the challenges we face in a continuing recession, the performance plans above dictated the following impact on executive compensation:

1.	With an ROA of essentially zero in 2009, there was no grant of short-term or long-term incentive stock and no cash bonuses in accordance with our MIP plan.

2.	A restoration of merit increases to salaries for NEOs for 2010 (See “Base Salary” table” on page 40).

3.	Total compensation showed marked declines from 2008 and 2007 levels, consistent with our industry and our company’s performance.

Considering the total mix of compensation, we believe these actions above are: (1) reasonable, (2) consistent with pre-established pay-for-performance plans, and (3) commensurate with our 2009 results, both in absolute terms, and in comparison to prior years’ results and incentives.  In addition, they are compliant with TARP limitations.

Had the ROA modifier not been applied to our incentive plans, we would have computed approximately $625,000 for short-term variable compensation and approximately

$647,000 for long-term variable compensation, for a total of approximately $1,272,000 versus peers for the participants in our MIP plan.

Named Executive Officers (NEOs)
There was one change, shown below, to our list of NEOs from those reported in our proxy last year.  Due to his retirement in November 2009, Mr. Schoenhals was no longer an executive at the end of the fiscal year.  He is listed, however, because he would have been included had it not been for his retirement.

Named Executive Officers
2008	2009
Mark A. Turner – President and Chief Executive Officer	Mark A. Turner – President and Chief Executive Officer
Marvin N. Schoenhals – Chairman of the Board	Marvin N. Schoenhals – Chairman of the Board
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Rodger Levenson - Executive Vice President and Director of Commercial Banking	Rodger Levenson - Executive Vice President and Director of Commercial Banking
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing
Richard Immesberger – Executive Vice President, Trust and Wealth Management

Executive Compensation Restrictions Under TARP Guidelines
On January 21, 2009, our CEO, CFO and three of our most highly compensated senior executive officers (SEOs) voluntarily executed SEO Waiver Forms and SEO Letter Agreements in connection with our participation in the United States Treasury’s TARP Capital Purchase Program (CPP).  By executing these documents, the SEOs waived any claims they may have as individuals against the Treasury as a result of modifications to their existing compensation arrangements that are made or will be made in order to be in compliance with Section 111 of the Emergency Economic Stabilization Act (EESA).  Section 111 of EESA was amended in its entirety with the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA) on February 17, 2009.

Such modifications on executive compensation matters based on the provisions of EESA and the ARRA include: (i) ensuring that incentive compensation for the SEOs do not encourage unnecessary and excessive risks that threaten our value; (ii) requiring a “clawback” of any bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (iii) agreeing we would not deduct for tax purposes executive compensation in excess of $500,000 in a tax year for each SEO; and (iv) agreeing that no severance payments may be made to the SEOs during the period in which the U.S. Treasury holds its equity investment in our Company (other than any warrants previously issued).  In addition, no bonus, retention or incentive compensation may be paid to, or accrued for, at least the five most highly compensated employees, except for such compensation in the form of: (i) long-term restricted stock that do not fully vest during the period in which the U.S. Treasury holds its equity investment in us; (ii) has a value not greater than one-third of the total amount of annual compensation of the Associate receiving the stock; and (iii) other terms and conditions as the Treasury Secretary may determine are in the public interest.

Compensation Philosophy
Our general compensation philosophy remained unchanged from 2008 to 2009:
•	We strive to be competitive in base pay, with salaries targeted at the median of banking peers comparable to our asset size.
•	We structure our incentive system to provide rewards for performance without creating undue risk.
•
Our total compensation for expected performance levels is targeted at the median of our peers.  For exceptional performance, we provide total compensation that compares to levels at or above the 75th percentile of our peers.

Our goal is to be a high performing company, thus we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

The Role of the Personnel and Compensation Committee of the Board of Directors
Our Personnel and Compensation Committee (the “Committee”) provides Board oversight and guidance with respect to the CEO and other Executives’ compensation, benefits and perquisites.  The Committee’s primary responsibilities are to:
•	approve and report to the Board salary levels and incentive compensation payable to senior officers and other key Associates;
•	recommend to the Board the establishment of incentive compensation plans and programs;
•	recommend to the Board the adoption and administration of certain Associate benefit plans and programs;
•	approve and report to the Board payment of additional year-end contributions under certain of its retirement plans;
•	oversee our stock incentive plans;
•	approve and report to the Board stock incentive awards granted to our key Associates;
•
annually, review and recommend to the Board performance goals and objectives with respect to the compensation of the Chief Executive Officer consistent with approved compensation plans; further, recommend to the Board compensation levels for the  CEO, Advisors to the Board and all Executive Vice Presidents;

•
engage any compensation consulting firm used by the Company to assist in the evaluation of Director, CEO, Advisors to the Board or senior executive compensation; exercise sole authority to approve the terms and fees relating to such retention;

•
while participating in TARP/CPP, the Committee will ensure proper administration and compliance with TARP/CPP requirements; review and approve related materials (amendments, regulatory correspondence, memos, policies, compliance, certifications, etc.)

•
in accordance with the requirements of ARRA, review the compensation and corporate governance standards and policies at the Company at least semi-annually to ensure that such executive compensation programs comply with applicable law and regulations and do not provide incentives to the SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	perform such other functions as are, from time to time, assigned by the Board.

The Committee considers various factors in evaluating executive compensation, including:
•	the executive’s immediate level of responsibility;
•	the experience level of the executive within his or her current discipline;
•	the executive’s performance for both the current year and prior years;
•	the executive’s potential for future development;
•	the executive's potential to add to our long-term value;
•	the potential risks that such compensation programs may pose to the value of the company.

The Role of Management in Executive Compensation
Our CEO provides recommendations for the Committee’s consideration and manages our compensation programs and policies.  His activities include:
•	coordinating efforts with the Personnel and Compensation Committee and the Committee’s independent compensation consultant to obtain competitive market data and industry best practices;
•	based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with WSFS’ strategic goals;
•	recommending changes on compensation programs to the Personnel and Compensation Committee, where appropriate;
•	recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Committee discussions of his compensation level.   In the past, this has applied to Mr. Turner.  As a practical matter, he may discuss the formula by which his incentive compensation is structured, but does not participate in decisions regarding changes to his own compensation.

The Role of Consultants
In 2009, the Committee worked with Blanchard Chase LLC, an independent executive compensation consulting firm specializing in the financial services industry.  The Committee engaged Blanchard Chase to conduct a market analysis of executive compensation in the fourth quarter of 2009.  Blanchard Chase reports directly to the Committee and does not provide any non- compensation related services or products to the

Committee or the Bank.  The Committee has worked with the same consultant since 2007 under previous firm names (Clark Consulting and Amalfi Consulting).  The consultant has provided the Committee with annual updates on market competitive pay for executives and directors.   We discuss our peer group and benchmarking process elsewhere in this Compensation Discussion and Analysis.  In addition to executive benchmark analyses, Blanchard Chase has assisted us with the executive annual and long term incentive programs, and provided guidance to the Committee on TARP restrictions and compliance. In 2009, the aggregate amount paid to our independent compensation consultant was less than $50,000.

Peer Groups & Benchmarking
Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program.  The most recent comprehensive review was conducted in late 2009 by Blanchard Chase LLC.  The Committee requested this review to assess competitive compensation levels for its executives.  Although there are certain limitations and restrictions applicable to our compensation programs while we are participating in the Treasury’s TARP program, the Committee wanted to assess base salary levels to determine salary increases for the NEOs, since there were no increases in 2008 or 2009.

When benchmarking compensation and setting performance goals for incentive plans, the Committee has used two peer groups:
•
The Compensation Peer Group (“CPG”) provides a targeted assessment of the compensation practices for peer companies.  The CPG allows us to compare our compensation to other banks that have similar performance, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

•
The Performance Peer Group (“PPG”) provides a broader, national perspective of banks in the $1 to $5 billion asset size.  We use the PPG to set appropriate bank-wide financial goals, drawing from the larger national dataset of comparably sized financial institutions.

Further details on each of these peer groups are provided below.

Compensation Peer Group (“CPG”)
We updated our CPG in December 2009 due to our increased asset size since our last peer group was developed in 2007.  In addition, some of our previous peers had been acquired, failed or grown as well.  The organizations comprising the final CPG provided a dataset of peers comparable to our size, performance and location and met all of the following criteria:
•	Located within DE, MD, NY, PA, VA, and WV;
•	Total Assets MRQ (most recent quarter as of 9/30/2009) between $1.9 billion and $7.1 billion. Median total assets were approximately $3.6 billion, reasonably consistent with our own asset size.

Listed below are the companies included in our updated CPG and their assets sizes as of September 30, 2009.

					Total Assets
					At September 30, 2009
	Company Name	Ticker	City	State	($000)
1	Northwest Bancorp, Inc. (MHC)	NWSB	Warren	PA	7,132,041
2	First Commonwealth Financial Corp.	FCF	Indiana	PA	6,511,439
3	WesBanco, Inc.	WSBC	Wheeling	WV	5,561,091
4	NBT Bancorp Inc.	NBTB	Norwich	NY	5,484,387
5	Harleysville National Corporation	HNBC	Harleysville	PA	5,163,359
6	Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	Philadelphia	PA	4,445,067
7	S&T Bancorp, Inc.	STBA	Indiana	PA	4,208,224
8	Flushing Financial Corporation	FFIC	Lake Success	NY	4,176,796
9	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	3,907,743
10	TrustCo Bank Corp NY	TRST	Glenville	NY	3,650,378
11	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	3,632,391
12	TowneBank	TOWN	Portsmouth	VA	3,575,889
13	Tompkins Financial Corporation	TMP	Ithaca	NY	3,088,039
14	Provident New York Bancorp	PBNY	Montebello	NY	3,021,893
15	Virginia Commerce Bancorp, Inc.	VCBI	Arlington	VA	2,734,112
16	City Holding Company	CHCO	Charleston	WV	2,596,236
17	Union Bankshares Corporation	UBSH	Bowling Green	VA	2,583,284
18	Hudson Valley Holding Corp.	HUVL	Yonkers	NY	2,578,790
19	Intervest Bancshares Corporation	IBCA	New York	NY	2,382,170
20	First Community Bancshares, Inc.	FCBC	Bluefield	VA	2,298,341
21	Univest Corporation of Pennsylvania	UVSP	Souderton	PA	2,117,849
22	Bancorp, Inc.	TBBK	Wilmington	DE	2,041,034
23	Parkvale Financial Corporation	PVSA	Monroeville	PA	1,903,314
	Average				3,686,690
	25th Percentile				2,581,037
	50th Percentile				3,575,889
	75th Percentile				4,326,646
	WSFS Financial Corp.	WSFS	Wilmington	DE	3,573,513
	Percentile Rank of WSFS Financial Corp				50%

Performance Peer Group
We created a performance peer group (PPG) consisting of all publicly-traded banks and thrift institutions in a total asset range of $1 billion and $5 billion as reported by HighlineFI.  The top end of the asset range of the PPG for 2009 is $5 billion.  The PPG was comparable to our average size and performance, with an average ROA of -0.80% and an average ROE of -12.54% in 2009.  The PPG consisted of 220 organizations throughout the United States.  As noted earlier, the Committee used the PPG to set appropriate performance goals for our MIP.

Elements of Compensation
In the following section, we describe the elements of our NEO compensation packages.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program, and the actual payments resulting from our pay-for-performance incentive programs.

Base Salary
Why We Provide Base Salaries
We offer base salaries to provide a consistent and stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant retention and recruiting tool.

How We Determine Base Salary Amounts
We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, with similar positions at our peers.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:
•	special circumstances related to staffing needs and market situations;
•	levels of compensation provided from other compensation components.

When determining base salary amounts for newly hired NEOs, we incorporate the following additional factors:
•	the prior incumbent’s salary;
•	the successful candidate’s salary history;
•	any market-based data provided by the external recruiter retained for the search;
•	the salary requirements of other candidates being considered for the position who have a similar level of experience.

In late 2009, the analysis of base salaries conducted by Blanchard Chase determined that our base salaries were slightly lower than the median base salary of our peers, ranging from 3% to 7% below the market median.

The table below shows changes to our NEO base salaries.  There were no increases from 2008 to 2009 as the NEOs voluntarily relinquished any increases to their base salaries for 2009.  In 2010, increases were awarded to recognize: (i) no salary increases having been granted in 2009, (ii) increased workload as a result of the recessionary environment, (iii) increased responsibilities assumed from the retirement of Mr. Schoenhals, and (iv) the aforementioned independent Blanchard Chase compensation review.

Base Salary
NAMED EXECUTIVE OFFICERS	2008	2009	2008 to 2009 % increase	2010	2009 to 2010 % increase
Mark A. Turner – President and Chief Executive Officer	$405,000	$405,000	0%	$450,000	11%
Marvin N. Schoenhals – Chairman of the Board	463,000	385,8331	0%	-	N/A
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	210,000	210,000	0%	231,000	10%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	235,000	235,000	0%	259,000	10%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	225,000	225,000	0%	250,000	11%
Richard Immesberger – Executive Vice President, Trust and Wealth Management	225,000	225,000	0%	241,000	7%

1 Mr. Schoenhals’ base salary for 2009 reflects his retirement effective November 2009. His annualized base salary in 2009 was $463,000.

Annual Incentives
Our executives are eligible for an annual award under our MIP. We designed the MIP to reward performance based on excellence in performance on key financial metrics as compared to the PPG, defined in the Peer Groups & Benchmarking section presented earlier, and each executive’s performance in meeting benchmarks related to the contribution to his or her area of responsibility.  The Committee also retains the discretion to increase or decrease the awards under the MIP to take into consideration special performance events or other performance-based circumstances.  No annual incentive awards were granted in 2009.

In addition to the incentive payments determined under the MIP, the Committee has the discretion to grant other awards to NEOs for extraordinary performance-based achievements.  The Board did not exercise this discretion in 2009.

Why We Provide Annual Incentives
Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of bank-wide and individual goals related to building franchise value and shareholder value. The award is intended to reward short-term performance, typically annually, in line with our long-term goals and to motivate the executive to achieve outstanding results.

How We Determine Annual Incentive Amounts
The structure of our annual incentive plan includes: setting Company goals; setting personal performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

• Setting Company goals
Each year the Committee reviews our metrics and establishes company-wide targets on the chosen metrics.  In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of the shareholders.  The following metrics of our performance were chosen for 2010 and remain consistent with those selected in 2009.

1.	Return on assets (ROA)
2.	Return on equity (ROE)
3.	Earnings per share (EPS) growth

Each was weighted evenly in our 2009 incentive plan.

The plan incorporates a contemporaneous measurement period that compares current year performance to the current year performance of our peers.  The availability of financial and other performance data is available shortly after the year-end and provides us the ability to assess performance on a real-time, comparable basis.

Under our 2009 MIP, the “threshold” level for each goal was set at the 40th percentile of the 2009 PPG performance; the “target” level for each goal was set at the 60th percentile and the “maximum” level for each goal was set at the 75th percentile.  The expectation levels remained the same as in the previous year.  Setting the “target” at the 60th percentile of peer performance is a clear reflection of the high performance expectations placed upon our NEOs.  In 2009, the achievement of “Maximum” in all three performance criteria was accomplished by only 16% of the organizations in the PPG.  Therefore, on a contemporaneous measurement basis, we continue to expect a “maximum” incentive award will be achieved only if we are an exceptionally high-performing company compared to peers.

In addition to the modifications to the performance period, we applied an additional modifier to the corporate performance goals.  We believe it would be inappropriate to provide high payments for a sub-par performance year even if we significantly outperformed our peers.  To protect against such a situation, we established an ROA-based modifier.  Based on historically reasonable performance for the industry, the baseline ROA for the plan was set at 1.0%.  If our ROA falls below 1.0% at the completion of the year, any payments otherwise due under the plan would be reduced by the percentage below the ROA baseline.

In 2009, the PPG ROA performance levels were -0.40% for “threshold,” 0.32% for “target” and 0.63% for “maximum.”  Our 2009 ROA performance result was 0.02%, which was between the “threshold” and “target” PPG levels.  Additionally, as described above, our potential payment is modified by the percentage of which our ROA falls below the 1% baseline.  As a result of this modifier, our calculation resulted in a payment of zero.

We evaluate any unusual, one-time items greater than $2 million, after tax, and considered adjustments for the purposes of calculating earnings for the MIP.  Our “quality of earnings” review evaluates any unusual, one-time items greater than $2 million, after tax, that impacts cash equity or earnings and considers them for adjustments for the purposes of calculating earnings for the MIP.  The modification requires consideration in the “quality of earnings” for any unusual items affecting franchise value, but did not necessarily impact earnings (i.e. material deferred revenue or deferred costs, items with no tax impact, and any adjustments directly to equity).  Any “quality of earnings” evaluation will be made with a strong bias towards ensuring the impact to reported earnings is not done for the purpose of achieving earnings targets as defined under the annual incentive plan.

• Setting personal performance goals
At the beginning of the year, each NEO who reports to the CEO develops personal performance goals for the year consistent with the budget and strategic plan and submits them to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and CEO agree to the final individual performance goals.

In general, personal performance goals are established using four categories: Customer, Associate, Financial and Operational.  All or some of the four categories may apply to each NEO depending upon each person’s area of responsibility and its impact on our strategic plan.

Under the MIP, the Committee measures the performance of the CEO solely on Company-wide goals.  However, the Board establishes individual performance expectations in addition to those associated with the MIP for the CEO.  These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO.  When annual salary adjustments are being considered, the Committee assesses the NEO performance compared to these performance expectations.

· Weighting the goals
The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Personal and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives.  The weighting of the bank-wide performance percentage for EVPs was 75% in 2009, reflecting their role in strategic matters.

The table below shows the weighting of performance measurement criteria for each NEO.

Weighting of Performance Criteria by NEO
Named Executive Officer	Bank-Wide Performance	Personal Performance
Mark A. Turner – President and Chief Executive Officer	100%	0%
Marvin N. Schoenhals – Chairman of the Board	N/A	N/A
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	75%	25%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	75%	25%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	75%	25%
Richard Immesberger – Executive Vice President, Trust and Wealth Management	75%	25%

MIP awards are calculated using the percentage allocations shown above.  For example, the MIP award for Mr. Turner is based entirely on Company-wide financial performance.  Although he has personal performance goals, it is the company metrics that affect his MIP award.   The Personnel and Compensation Committee has ultimate discretion in final award payouts to our NEOs.

• Providing incentive opportunities to NEOs
The table below shows NEO incentive opportunities under the MIP.  When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance.  If we meet our performance criteria and the NEOs achieve their personal performance criteria and our ROA is at least 1.0%, we would provide awards as shown in the table.  Levels for Target, Threshold and Maximum for all NEOs remained identical to 2008 levels.  The committee believes that the higher the alignment of performance weightings with corporate goals and the more objectivity that exists in plan administration, the more likely that incentive payments will be commensurate with an overall improvement in our performance.

MIP Opportunity as a Percent of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Mark A. Turner – President and Chief Executive Officer	25%	50%	120%
Marvin N. Schoenhals – Chairman of the Board	N/A	N/A	N/A
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	17.5%	40%	90%
Richard Immesberger – Executive Vice President, Trust and Wealth Management	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements
The timing of payment of annual awards occurs no later than March 15th of the year following the performance period.  This timing provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with respect to the short-term deferral exception under Section 409A requirements of the Internal Revenue Service code.  In addition, we made modifications, where necessary, to all plan documents to be in compliance with Section 409A prior to December 31, 2009.

Measuring actual performance and calculating incentive payments
The table below shows our 2009 targeted goals as compared to the 2009 performance of our Performance Peer Group (PPG). The formula is computed by assigning a value of 1 for Threshold, 2 for Target and 3 for Maximum.  Our performance is compared to the MIP goals and a numerical value is interpolated.  For example, if our ROA performance was exactly half-way between the Threshold goal (a value of 1) and Target goal (a value of 2), our ROA would receive a score of 1.5.

2009 Management Incentive Plan Company Performance Goals and Results
	Percentile Rank to PPG			2009
Goal	Threshold (40th)	Target (60th)	Max (75th)	Actual Results	Score
Return on Assets (ROA)	-0.40%	0.32%	0.63%	0.02%	1.59
Return on Equity (ROE)	-3.64%	2.51%	6.12%	0.24%	1.63
Earnings Per Share (EPS) Growth	-81.18%	97.14%	261.81%	-111.67%	0.00
				Average	1.07
				Percentile Rank	44th

For the purposes of our MIP, our Return on Assets was 0.02% in 2009, which ranked in the 48th percentile of peers;  Our Return on Equity was 0.24% in 2009, which ranked in the 48th percentile; and our growth of Earnings Per Share was –111.67% in 2009, which ranked in the 35th percentile.  On average, these three metrics ranked us in the 44th percentile for relative performance versus peers.

The MIP awards were based on financial information available to the Personnel and Compensation Committee at the time the recommendation and approval was made.

Since 2009 was a very difficult year for us and for the entire banking industry, all performance measures declined by a significant degree. The total value of awards to NEOs under the MIP was $0 for our 2009 performance.  This compares to a value of $587,773 in awards for our 2008 performance paid in 2009.  The decline was the result of us not achieving our targets, which was directly related to the economic downturn affecting the financial services industry, particularly in credit costs.

Also, NEO achievement of some personal performance goals was impacted by the overall credit downturn in the financial services industry.  For example, the deteriorating credit environment required additional provisions for loan losses in 2009.  This negatively affected NEO personal performance that was tied to budgeted goals.

The CEO reviewed our 2009 performance and the NEO personal performance levels using the criteria described above.  He recommended the Committee make no incentive awards or payments based on that review.  The Committee agreed and did not make any discretionary adjustments to the recommended amounts.

Equity/Long-Term Incentives
Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  In the past, we typically made awards and provided incentives to our NEOs in the form of stock options annually, but other forms of equity compensation were available for award under our plan.  In 2008 and 2009 we provided restricted stock awards.

Why We Offer Equity
We offer equity awards as a performance incentive to encourage ownership of our Common Stock to our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

How We Determine Equity Award Levels
The following discussion provides details on the design of our performance-based, long-term incentive plan, along with award levels for 2009.

• Long-Term Incentive (LTI) Plan Design
Our annual restricted stock award program delivers equity awards at the 40th percentile of market levels as long as the minimum level ROA of 1.0% is achieved annually.  Restricted stock awards will be reduced in a proportional manner, identical to the methodology used for the annual incentive plan, if the minimum level of ROA is not met in a given year.  Restricted stock awarded in 2009 had a five-year life and a minimum of a four-year vesting schedule. Because of our participation in the TARP, the Treasury requires that full vesting may not occur until their equity interest has been repaid to the Treasury.  As a result, full vesting will occur at the later of the end of the fourth year or the repayment of the Treasury’s equity interest.

In addition, under the LTI plan, restricted stock (or performance shares) are granted at the beginning of a four-year performance period, but not actually earned until performance goals are met.  In the example presented below, the 2008 and 2009 grant of restricted shares will be earned at the end of 2011 or at an earlier year-end, but only if we achieve certain ROA goals.  Once earned, restricted stock awards will then have a minimum four-year vesting period to aid in retention, subject to the Treasury’s vesting restrictions mentioned above.

Compensation expense is recognized only when the performance condition is considered probable.  If we fail to achieve the ROA performance goals, any compensation expenses associated with the restricted stock awards will be reversed and the awards will not vest.

Three levels of restricted stock awards can be earned based upon ROA performance achievement: Maximum 1, Maximum 2 and Maximum 3.  We use a cliff vesting approach so that defined ROA levels must be achieved by the end of 2011 to earn one of these award levels.  If performance is below the Maximum 1 level by the end of 2011, the restricted stock award will not be earned during this initial performance period.  If, by 2011, we achieve an ROA of 1.50%, the participants will earn the maximum award of restricted stock.  If we achieve any of these ROA goals prior to 2011, the awards may be earned in the year in which the ROA goal was met.   The table below provides the ROA goals used to determine the vesting of the restricted stock award.  The Committee set the ROA goals at historically high-performance levels with the Maximum 1, Maximum 2, and Maximum 3 goals approximately equal to the 70th, 80th, and 90th percentile of the Peer Performance Group’s (PPG’s) 2006 performance results.

2011 Goal	Maximum 1 ROA	Maximum 2 ROA	Maximum 3 ROA
ROA	1.20%	1.35%	1.50%

·  Award Levels Provided Under the LTI Plan
As noted earlier, we will award annual restricted stock grants (and/or options when available to us) targeting the 40th percentile of peers as long as we maintain an ROA of 1.0%.  This award level provides the CEO with awards at approximately 40% of base salary and EVPs with awards at approximately 25% of base salary as long as our ROA is greater than 1.0%.

Under the multi-year restricted stock awards, both the earnings potential and goal targets are set higher.  If we achieve the Maximum 1 level of performance (or 1.20% ROA), the CEO will earn approximately 120% of base salary in restricted stock.  An EVP will earn approximately 80% of base salary in restricted stock.  The two tables below show the award opportunity levels for all NEOs under the new LTI plan.  Mr. Schoenhals no longer participates in this long-term incentive plan.

The first table shows the annual award opportunity and the long-term restricted stock award opportunity, both as a percent of salary.  The actual number of shares awarded will depend upon stock price and option value at the time of grant.

Equity Award Opportunity under the Long-Term Incentive Plan

NAMED EXECUTIVE OFFICER	Annual Restricted Stock Grant as a % of Base Salary	Performance-Based Restricted Stock Grants as a % of Base Salary
		1.20% ROA	1.35% ROA	1.50% ROA
Mark A. Turner – President and Chief Executive Officer	40%	120%	180%	240%
Marvin N. Schoenhals – Chairman of the Board	N/A	N/A	N/A	N/A
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	25%	80%	100%	140%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	25%	80%	100%	140%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	25%	80%	100%	140%
Richard Immesberger – Executive Vice President, Trust and Wealth Management	25%	80%	100%	140%

Based on our performance, there were no restricted stock awards granted in 2009 as incentives under the long-term plan.

The Committee has the discretionary authority to approve awards for outstanding performance and other specific events.  The Committee did not exercise this discretionary authority in March 2010.

Timing and Pricing of Equity Awards
The Committee awards restricted stock grants at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Committee approves the grant and all key terms have been established.  The fair value of our restricted stock awards is set as the market closing price on the day before the Committee meets.

Benefits
•	401(k) Employer Contribution
We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.  In addition, the Board may authorize a discretionary profit sharing contribution to all eligible Associates reflecting overall financial performance.  In 2009, the Board authorized a discretionary contribution equaling 0.25% of annual compensation for eligible participants. In recent years the amount has ranged from 1.5% to 2%.

•	Other Deferred Compensation for NEOs
Unlike some members of our peer group, we do not offer SERPs or deferred compensation plans.  In consideration of that, the Committee generally approves additional restricted stock grants to certain highly compensated executives, including the NEOs, to compensate them for, among other things, contribution limitations to qualified retirement plans imposed by the IRS.  The supplemental equity awards shown in the table below are in addition to any equity awards provided in the table above.  These supplemental equity awards are formulaic and are not incentive-based.

To calculate the supplemental equity awards, we add the deferral shortfall (the maximum deferral without applying the IRS compensation limit, minus the IRS limit for 2008, which was $230,000) to the lost Company contribution opportunity (base salary minus $230,000), and divide the sum by the closing price of our stock as of February 25, 2009. The following table shows the number and value of restricted stock grants used in 2009 to replace the retirement shortfall for each of our NEOs during 2008.

Non-Qualified Deferred Compensation
2009 Supplemental Equity Awards (Formulaic)
Named Executive Officer	Number of Restricted Stock Units
Mark A. Turner – President and Chief Executive Officer	1,520
Marvin N. Schoenhals – Chairman of the Board	1,692
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	683
Rodger Levenson – Executive Vice President and Director of Commercial Banking	858
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	438
Richard Immesberger – Executive Vice President, Trust and Wealth Management	-

An additional benefit of using equity to provide supplemental retirement benefits to our executives is the resulting increase in stock ownership provided to these key Associates.  This further strengthens the alignment of executive goals with the interests of our shareholders and the four-year vesting schedule acts as a retention tool.

Development Allowance
As a result of the challenging economic environment, to reduce overall corporate expenses and set the tone for such spending, the NEOs voluntarily relinquished their annual perquisites for both 2008 and 2009.  For 2010, a renamed and generally reduced development allowance is being provided of up to $20,000 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.

Allowable expenses under the Development Allowance Policy include items that would improve the executive’s networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as a Company executive.  CEO expenditures must be approved by the Chairman of the Board or the Chairman of the Personnel and Compensation Committee.  EVP expenditures must be approved by the CEO.  Tax gross-ups are specifically prohibited under this policy.

Unrelated to the above perquisites, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Total Compensation
Consistent with our pay-for-performance philosophy, only a portion of our 2009 NEO compensation was in the form of incentives.  2009 incentives were the result of restricted stock awards issued in lieu of cash bonuses earned by NEOs in 2008.

Compared to the Compensation Peer Group, the average direct compensation and total compensation of our five NEOs is in line with the 50th percentile (median) and well below the 75th percentile.

Employment Agreements
We do not have employment agreements for our NEOs.  There is, however, a formal severance policy which, until the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA), would have provided payments to NEOs if their employment was terminated without cause or following a change of control.  ARRA, signed into law on February 17, 2009, prohibits severance payments from being made to SEOs during the period in which the Treasury holds an equity interest in participating institutions.  As a result, our severance policy has been suspended until we no longer participate in the Treasury’s TARP.  Further details concerning Employment Agreements are provided under “Potential Payments Upon Termination or Change in Control.”

Tax Considerations Related to Our Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer or to any of the other three most highly compensated NEOs of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). Generally, we structure our compensation programs so that compensation expense will be tax deductible. The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).  Further, during such period that the U.S. Treasury holds its investment in us under the CPP program, the Section 162(m) limitations are set at $500,000 for the SEOs, and the compensation attributable to restricted stock and other “performance-based” compensation is includable in this $500,000 limitation in accordance with applicable U.S. Treasury regulations.

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.  We do not anticipate that any payments to be made related to a possible future change in control transaction will result in non-deductible payments under Section 280G of the Code; however, the Committee has the authority to approve such payments on a case-by-case basis. No such non-deductible payments under Code Section 280G were paid to any current or former NEO during 2009.

See “Restrictions and Limitations applicable to Executive Compensation during Periods that the United States Treasury Department holds an Equity Investment in our Shares on page 24 for a discussion of additional tax considerations related to our participation in the Treasury’s CPP.

Other Executive Compensation Policies
The Board adopted an Ethics Policy, the provisions of which prohibit NEOs from using inside information to buy or sell our securities for a financial gain. To further ensure adherence to this policy, guidelines have been established for company-imposed trading blackout periods. Our outside regulatory counsel and the Chief Financial Officer offer direction to NEOs on compliance with this policy. The policy requires all NEOs to provide an annual certification of their understanding and intent to comply with the policy.

Non-Executive Compensation Policies
The Personnel and Compensation Committee has reviewed whether any Associate incentive compensation plans create or encourage risks that threaten our safety and soundness.  This included consideration of whether or not we are compensating any Associates on short-term results that threaten or ignore long-term value or encourage the manipulation of earnings.

In addition to the MIP plan described above, our non-senior executive Associates may be eligible to participate in one or more of the compensation plans described below:

Middle Management Incentive Program (MMIP)
The two primary components of this plan are our ROA and the Customer Engagement score (CE11).  This plan was modified in 2008 to allow for greater discretion in individual awards versus a percentage of salary as determined by the participant’s grade.  Managers allocate the MMIP pool to reward their Associates based on merit and individual contributions. The following criteria within the MMIP plan assists in discouraging unnecessary and excessive risk-taking or manipulation of earnings:
•	An ROA factor reduces the amount of the incentive payouts. If our ROA is less than 1%, there is no score given for that component of the MMIP bonus calculation.
•	The incentive payouts are capped at 13% of an Associate’s annual salary.
•	The CE11 factor is determined based upon the results of an independent customer satisfaction survey. This factor is not impacted by our earnings.

In addition to the above cash incentive plan, management is also eligible to receive non-cash compensation in the form of stock options.  The determination of stock option awards is based upon an ROA modifier and a target award as a percentage of base salary.  This allows for incentive compensation to be determined based upon an appropriate balance between both our short-term and long-term performance.  Currently, our stock awards have a four-year vesting schedule which further links managers to our long-term success.

Associate Service Bonus Plan
The two primary components of this plan are our ROA and the Customer Engagement score (CE11).  Specific payouts are established by management based on reaching specific ROA and
CE11 scores.  The following criteria assist in discouraging unnecessary and excessive risk-taking or manipulation of earnings:

•	An ROA factor reduces the amount of incentive payouts. If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation.
•	The incentive payouts are capped at $1,500 per Associate.
•	The CE11 factor is determined based upon the results of an independent customer satisfaction survey. This factor is not impacted by our earnings.

Commercial Incentive Plan (CIP)
The CIP Plan is designed to provide a performance-based, semi-annual bonus for selected Associates working in our Commercial Lending Division.  The objective of the plan is to compensate participants for performance that equals or exceeds goals related to the Commercial Division’s budget.  The criteria for payment are based on specific targets set in advance and based on measurable objectives with two components: (1) division performance, and (2) personal/team performance.  Division performance measures are established during the annual budgeting process, and are communicated to CIP participants following approval by our Board of Directors at the beginning of the calendar year.

Any commercial loan incentive plan will inherently have credit, interest rate and liquidity risk. The CIP includes factors for profitability (i.e., ROA), quantitative factors (i.e., fee income, deposit balances) and referrals.  There are several factors, however, that will reduce the incentive payout calculation, such as risk management scores, loan delinquencies, charge-off ratios, and problem loans.  These factors help to reduce the risk of encouraging a focus on short-term financial results.  In addition, the total CIP payment pool is capped at a maximum of 30% of the aggregate salaries of all participants in the plan.  Also, individual incentive payouts are capped depending on the Associate’s position within the Commercial Division.  Currently, the maximum individual incentive payouts range between 10% and 65% of a participant’s annual salary.  These incentive opportunities were also deemed as competitive and reasonable by our outside compensation consultant.

It should be noted that there were no incentive payouts made under the CIP Plan during 2009.

Retail Incentive Plan
The Retail Incentive Plan (RIP) includes numerous individual plans for the Retail Banking Division including Associates working in the following departments: Direct Bank, Telephone Customer Service (TCS), and Customer Overdraft Specialist (COS).  The primary factors in the incentive calculations are:
•
Product sales - Sales include deposit and loan originations.  While we have concluded there is no inherent risk with incentives on deposit products, the loan component initially has some credit and interest rate risk.  These risks are significantly reduced because retail Associates do not underwrite loans.  In addition, the incentive criteria are based on both historical and new loan balances originated by each branch office.

•	Cross-sell and Referrals - These incentive criteria do not impose any significant risk.

•	For participants working in TCS and COS, there are specific metrics related to individual performance and call abandon rates. These criteria do not impose any significant risks to us.

Reverse Mortgage Incentive Plan
The primary metric for this plan is new loan originations.  This criterion does not have credit risk since the loans are underwritten, funded and purchased by third party.  While the reverse mortgage product may have some inherent reputation risk, the metrics for the incentive calculation are not impacted by this risk.

Small Business Incentive Plan
The metrics for the Small Business Incentive Plan include: new loan originations, new deposit balances and referrals.  There is minimal risk for new deposit and referrals.  For the new loan origination metric, potentially, there is some credit and interest rate risk.  These risks have largely been mitigated because Small Business Relationship Managers do not underwrite the loans.  In addition, the new loan metric has a cost of funds and a fee component, which helps ensure that only profitable loans are paid an incentive.

Mortgage Originator Incentive Plan
The primary metric for this plan is new loan originations.  This criterion has credit risk, but is mitigated because our mortgage loan originators do not underwrite loans.

Item Processing Incentive Plan
This plan rewards individuals for their efforts in processing our daily deposited checks by employing a production incentive. Individual incentive payouts are earned monthly and are based on the participant’s performance in processing the checks rapidly and accurately.  These metrics do not have an inherent risk to us.

Cash Connect Incentive Plans
Cash Connect has three primary incentive plans for their Associates.  These plans are:

•
President’s Plan – The Cash Connect President’s Plan is under an evergreen employment contract, that provides for an annual incentive payout, which was signed prior to 2009.  This incentive plan is based on net income, return on average assets, a Retail Banking rating and an Internal Audit rating.  The Internal Audit rating has an override impact that can significantly produce or eliminate an incentive payout.  The payout percentages for meeting the target or maximum thresholds under this plan result in higher incentive payout percentages than that of other of our Executive Vice Presidents which reflects the lower salary and greater risks (and therefore the greater potential rewards) required for this position. The incentive payout under this plan is capped at 120% of Cash Connect President’s annual salary.  Our CEO, along with the Personnel and Compensation Committee, approves the final incentive payout under this plan.

•
Cash Connect Associate Yearly Bonus - This incentive plan is based on five performance metrics: sales quotas and operational integrity measures including: timely processing of cash orders, timely preparation of vault cash and merchant invoices, no cash vault settlements outstanding more than thirty days and no cash order differences outstanding more than ninety days.

•
Sales and Marketing Divisional Performance - There are six components included in this quarterly incentive plan: return on assets, return on equity, pre-tax net income, vault cash growth, outstanding vault cash times total budgeted blended bailment rate and net growth of our branded ATMs.

In addition to the above incentive plans, Cash Connect has several other immaterial incentive plans that have minimal incentive payouts.

Wealth Management Incentive Plan
This plan creates an incentive for our Associates to generate referrals to our Trust and Wealth Management Division for the purpose of generating trust, investment management and retirement plan business.  Referrals must result in closed business that generates fee income from trust, advisory, or the Bank’s 401(k) accounts.  Associates are paid 10% of the first year’s fee income over four quarters.  This plan was developed to comply with federal, state and regulatory guidelines as a result of the inherent fiduciary risk associated with the plan.  It should be noted that the Associates who receive incentives under this plan have no authority to decide whether to accept the fiduciary relationship.

WSFS Investment Group (WIG) Incentive Plan
This plan is a compensation structure for our financial advisors to generate new business for WSFS Investment Group.   While payment is contingent on the sale of an investment product, the plan does has a provision that if a customer cancels a product (i.e., annuities) within a specified time, the financial advisor’s commission is reduced by the amount the advisor was previously paid for the account.  For products sold through Invest Financial Corporation, a suitability review is performed to ensure that the product sold is appropriate for the consumer based upon various factors.

Cypress Capital Management
Cypress Capital Management does not have a formal incentive plan.  Each year, incentive awards are determined at the discretion of the President of Cypress Capital Management.  The incentive payments are based on Cypress Capital Management’s profits and individual Associate performance for the year.  Utilization of a formal plan would reduce the subjectivity involved in the calculation of the incentive payments and reduce the risk of possible abuse.  The President of Cypress Capital Management has an employment contract under which he is eligible to receive incentive payments.  The incentive payments made to participants are reviewed with our management and are not material to our financial statements.

Summary

Our CEO, our Human Capital Management Department and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary and incentive compensation.  We have determined that the compensation packages awarded to our NEOs are consistent with our goals to provide compensation that is competitive with the compensation offered by our peers, to drive our financial performance without undue risk and to align the interests of our NEOs with those of our shareholders.

Accordingly, we believe our compensation programs are reasonable, competitive, not excessive and do not encourage our executives or any of our Associates to take unnecessary risks that would threaten the value of our financial institution.

Personnel and Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in our 2010 Shareholder Meeting Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board that the Compensation Discussion and Analysis referred to above be included in our Proxy.

The Personnel and Compensation Committee certifies that (i) it has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the our value, (ii) it has reviewed with senior risk officers the Associate compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to us; and (iii) it has reviewed the Associate compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any Associate.

Personnel and Compensation Committee
Claibourne D. Smith, PhD, Chairman                                                      Jennifer W. Davis
Linda C. Drake                                                                         David E. Hollowell
Dennis E. Klima                                                                      Thomas P. Preston

Compensation of Executives
In accordance with the requirements of the United States Securities and Exchange Commission, which regulates the disclosures made by public companies such as us, the individuals whose compensation is discussed in this section are (1) Mark A. Turner because he served as our Principal Executive Officer during 2009,  (2) Stephen A. Fowle because he served as our Principal Financial Officer during 2009, (3) Marvin N. Schoenhals, while he was not serving as an executive at the end of the fiscal year, he would have otherwise have been included, (4) Rodger Levenson (5) Richard M. Wright and (6) Richard Immesberger because their total compensation placed them in the group of the three highest paid executives for 2009 other than the principal executive and principal financial officers.  As a group, we also refer to these executives as our Named Executive Officers (NEOs) in this Proxy. The following is information about the compensation of our NEOs.

The information for these executives is organized according to the type of compensation.  First, we show overall total compensation, including salaries, bonuses, stock awards, option awards and certain other compensation, such as the matching contribution made to 401(k) plan investments, supplemental compensation, club dues and automobile allowances.  Then, we explain in more detail the particular types of compensation these executives have received and could receive if they are terminated.

Summary Compensation Table
The following tables summarize the compensation of each NEO for the years ended December 31, 2009, 2008 and 2007.

Included in the disclosure of 2009 “stock awards” in the Summary Compensation Table below, is the aggregate grant date fair value of restricted stock awards granted in 2009 in lieu of cash bonuses earned in 2008 as follows: Mr. Turner, $176,206; Mr. Schoenhals, $201,442; Mr. Fowle, $67,163; Mr. Levenson, $70,701 and Mr. Wright, $72,261.

The amount listed under “stock awards” for 2009 in the Summary Compensation Table below also includes the aggregate grant date fair value of restricted stock units granted in 2009 in lieu of benefits earned under other deferred compensation plans for 2008 as follows: Mr. Turner, $35,386; Mr. Schoenhals, $39,390; Mr. Fowle, $15,900; Mr. Levenson, $19,974 and Mr. Wright, $10,197.  These awards are formulaic and are not incentive-based.  See “Other Deferred Compensation for NEOs” on page 48 for additional information.

In 2010, we granted restricted stock units in lieu of benefits earned under other deferred compensation plans for 2009 with an aggregate grant date fair value as follows: Mr. Turner, $52,660; Mr. Schoenhals, $43,263; Mr. Fowle, $15,011; Mr. Levenson, $18,764, Mr. Wright, $11,746 and Mr. Immesberger, $17,238.  These awards are formulaic and are not incentive-based.  The 2010 awards will be reflected in the Summary Compensation Table for 2010.  See “Other Deferred Compensation for NEOs” on page 48 for additional information.

We are required by SEC proxy disclosure rules to include stock award values as compensation for the year in which the awards were granted rather than the year in which the executives’ performance is attributable.  If the value of such awards were included in the year in which the NEOs performance is attributable, then “total compensation” for such years would be as follows:

Name	Total Compensation by Year
	2009	2008	2007
Mark A. Turner	$ 469,910	$ 623,092	$ 733,770
Marvin N. Schoenhals	467,596	715,332	873,425
Stephen A. Fowle	235,539	302,396	356,848
Rodger Levenson	266,014	337,176	403,263
Richard M. Wright	245,665	328,536	310,805
Richard Immesberger	302,245	203,088	-

We believe the above matching of compensation to the year associated with the NEOs’ actual performance efforts related to stock and stock unit awards more accurately depicts the trend of compensation levels for our NEOs and reinforces our commitment to a philosophy of pay-for performance.  The foregoing information is not intended to be a substitute for the Summary Compensation Table, as required by the SEC rules, which is shown below.

Summary Compensation Table

Name and Principal Position	Year	Salary1 ($)	Bonus ($)	Stock Awards2 ($)	Option Awards2 ($)	All Other Compensation3 ($)	Total ($)

Mark A. Turner, President and Chief Executive Officer	2009 2008 2007	$405,000 400,000 356,866	$0 0 110,000	$211,592 0 0	$ 0 0 156,190	$ 12,250 11,500 110,714	$ 628,842 411,500 733,770
Marvin N. Schoenhals, Chairman	2009 2008 2007	385,833 463,000 459,333	0 0 135,000	240,832 0 0	0 0 194,679	38,500 11,500 84,413	665,165 474,500 873,425
Stephen A. Fowle, Chief Financial Officer	2009 2008 2007	210,000 207,833 196,367	0 0 72,000	83,063 0 0	0 0 55,782	10,528 11,500 32,699	303,591 219,333 356,848
Rodger Levenson, Director of Commercial Banking	2009 2008 2007	235,000 235,000 226,250	0 0 54,000	90,676 0 0	0 0 69,728	12,250 11,500 53,285	337,926 246,500 403,263
Richard M. Wright, Director of Commercial Banking and Marketing	2009 2008 2007	221,669 225,000 186,716	0 0 50,000	82,458 0 0	0 9,578 62,839	12,250 11,500 11,250	316,377 246,078 310,805
Richard Immesberger, Trust and Wealth Management	2009 2008 2007	225,000 81,923 -	0 25,000 -	0 0 -	0 90,165 -	60,007 6,000 -	285,007 203,088 -

1 The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 40 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

2 Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718 (formerly FAS 123R).

3 In 2009, All Other Compensation represents contributions made by us into the 401(k) plans of our NEOs.  For Mr. Schoenhals, it also includes consulting fees of $26,250 in 2009.  For Mr. Immesberger, it also includes $47,757 of relocation expenses (grossed up for taxes) in 2009.

As a result of the challenging economic environment, to reduce overall corporate expenses and to set the tone for such spending, the NEOs voluntarily gave up their annual perquisites in 2008 and 2009.  Similar, but reduced benefits were reinstated in 2010.

Grants of Restricted Stock
As a performance incentive, to encourage ownership of Common Stock and to further align the interests of management and stockholders, the Committee grants restricted stock awards to the CEO and Executive Management.

Grant of Plan-Based Awards
The number of shares granted to executives under our 2005 Incentive Plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee.  The Committee made no awards or adjustments in 2010 for 2009 performance.  The CEO and executives received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Service Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan.

No options were re-priced, nor were any modifications made to any outstanding option during 2009.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
Mark A. Turner	2/25/09 2/25/09	7,569 (1) 1,520 (2)	$ 176,206 (1) 35,386 (2)
Marvin N. Schoenhals	2/25/09 2/25/09	8,653 (1) 1,692 (2)	201,442 (1) 39,390 (2)
Stephen A. Fowle	2/25/09 2/25/09	2,885 (1) 683 (2)	67,163 (1) 15,900 (2)
Rodger Levenson	2/25/09 2/25/09	3,037 (1) 858 (2)	70,701 (1) 19,974 (2)
Richard M. Wright	2/25/09 2/25/09	3,104 (1) 438 (2)	72,261 (1) 10,197 (2)
Richard Immesberger	-	-	-
(1)	Restricted Stock Awards granted in 2009 in lieu of a cash bonus earned in 2008.
(2)	Restricted Stock Units awarded in 2009 in lieu of benefits earned under other deferred compensation plans.

Outstanding Equity Awards Value at Fiscal Year-End Table
The following table shows the number and exercise price of all unexercised options held by Named Executive Officers as of December 31, 2009.  The awards are listed in order of grant date.  The shorter option expiration dates of more recent grants are due to a change in our policy of granting options with a ten-year exercise term to a five-year exercise term.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner 1	14,300 1,700 21,000 10,000 12,900 7,700 5,950 8,700 5,137 7,000	- - - - - - - - 1,713 7,000	$10.81 14.88 17.20 17.35 33.40 43.70 58.75 63.67 65.20 53.39	11/16/10 11/16/10 12/19/11 02/28/12 12/19/12 12/18/13 12/16/14 12/15/10 12/13/11 12/12/12	9,109	$235,689
Marvin N. Schoenhals 2	1,160 9,200 24,980 16,800 12,650 9,500 13,100 9,975 8,725	- - - - - - - 3,325 8,725	$10.81 14.88 17.20 33.40 43.70 58.75 63.67 65.20 53.39	11/16/10 11/16/10 12/19/11 12/19/12 12/18/13 12/16/14 12/15/10 12/13/11 12/12/12	10,367	268,239
Stephen A. Fowle 3	2,400 3,000 600 2,850 2,500	600 - 200 950 2,500	$60.00 63.67 62.78 65.20 53.39	01/03/15 12/15/10 02/22/11 12/13/11 12/12/12	3,577	92,552
Rodger Levenson 4	8,362 3,125	2,788 3,125	$65.20 53.39	12/13/11 12/12/12	3,906	101,065
Richard M. Wright 5	2,175 2,250 500 2,150 250	725 750 500 2,150 750	$63.26 65.20 69.00 53.39 48.95	03/27/11 12/13/11 02/21/12 12/12/12 02/27/13	3,548	91,802
Richard Immesberger6	1,750 -	5,250 5,180	$58.00 23.28	09/25/13 02/25/14	-	-

1	For Mr. Turner, of the 1,713 unvested options expiring on 12/13/11, all vest on 12/13/10; of the 7,000 unvested options expiring on 12/12/12, 3,500 vest on 12/12/10 and 3,500 vest on 12/12/11.

2	For Mr. Schoenhals, of the 3,325 unvested options expiring on 12/13/11, all vest on 12/13/10; of the 8,725 unvested options expiring on 12/12/12, 4,362 vest on 12/12/10 and 4,363 vest on 12/12/11.

3
For Mr. Fowle, of the 600 unvested options expiring on 1/3/15, all vest on 1/3/10; of the 200 unvested options expiring on 2/22/11, all vest on 2/22/10; of the 950 unvested options expiring on 12/13/11, all vest on 12/13/10; of the 2,500 options expiring on 12/12/12, 1,250 vest on 12/12/10 and 1,250 vest on 12/12/11.

4	For Mr. Levenson, of the 2,788 unvested options expiring on 12/13/11, all vest on 12/13/10; of the 3,125 unvested options expiring on 12/12/12, 1,562 vest on 12/12/10 and 1,563 vest on 12/12/11.

5
For Mr. Wright, of the 725 unvested options expiring on 3/27/11, all vest on 3/27/10; of the 750 unvested options expiring on 12/13/11, all vest on 12/13/10; of the 500 unvested options expiring on 2/21/12, 250 vest on 2/21/10 and 250 vest on 2/21/11; of the 2,150 unvested options expiring on 12/12/12, 1,075 vest on 12/12/10 and 1,075 vest on 12/12/11; of the 750 unvested options expiring on 2/27/13, 250 vest on 2/27/10, 250 vest on 2/27/11 and 250 vest on 2/27/12.

6
For Mr. Immesberger, of the 5,250 unvested options expiring on 9/25/13, 1,750 vest on 9/25/10, 1,750 vest on 9/25/11 and 1,750 vest on 9/25/12; of the 5,180 unvested options expiring on 2/25/14, 1,295 vest on 2/25/10, 1,295 vest on 2/25/11, 1,295 vest on 2/25/12 and 1,295 on 2/25/13.

Exercises of Options and Vesting of Shares During 2009
There were no options exercised by the NEOs during the fiscal year ended December 31, 2009.

Termination without cause
When the previously mentioned policy suspension is lifted, an executive covered by this policy who is terminated without cause is provided a minimum of six months severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive found employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in control
When the previously mentioned policy suspension is lifted, an executive covered by this policy who is terminated without cause within one year following a change in control or who is offered a position that is not within 25 miles of his or her work-site nor at his or her WSFS salary and incentive opportunity immediately before the change in control, would receive 24 months base salary. Twelve months of executive level outplacement would be offered and medical and dental benefits would continue at the general Associate rate through the 24-month period.

When the above mentioned policy suspension is lifted, it is not anticipated that any severance payments resulting from a change in control will cause such payments to be non-deductible as an “excess parachute payment” as defined by Internal Revenue Code Sections 280G and 4999.  The Committee does retain the authority to approve non-deductible severance payments associated with a change in control on a case-by-case basis.

While he was an officer, Mr. Schoenhals was not included in the severance policy and did not have a severance agreement with us.

Potential Payments Upon Termination or Change in Control
As a result of the restrictions imposed by ARRA, there are no payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2009.

Retirement Plans
We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2009, our contribution towards this supplement was capped at $2,496 per retiree, but may have been less based on length of service at time of retirement of each retiree irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.

7.           Corporate Governance

Director Independence

We carefully evaluate any circumstances, transactions or relationships that we feel could have an impact on whether the members of our Board of Directors are independent of us or our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

Other than Mr. Schoenhals, Mr. Turner and Mr. Morgan, all our directors are independent.  Mr. Schoenhals is not an independent director because he was an executive of the Company until November 2009 and currently is compensated as a consultant.  Mr. Turner is not an independent director because he is an executive of the Company.  Mr. Morgan is not an independent director because, until November 2009, he was also retained to serve as a Special Advisor.  More information about Mr. Schoenhals’ and Mr. Morgan’s compensation can be found on page 73.

Board Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Vice Chairman and Lead Director and (iii) our President and Chief Executive Officer.

Marvin N. Schoenhals has been our Chairman of the Board since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in November 2009, Mr. Schoenhals was also an Executive and full-time Associate.  Upon his retirement, Mr. Schoenhals became a consultant to us.  A more detailed description of Mr. Schoenhals’ consulting role can be found on page 73.

The responsibilities of the Chairman include:
•	Chairing Board meetings;
•	Recommending committee memberships;
•	Assessing effectiveness of Board committees;
•	Member of Executive Committee and ex officio member of selected other committees;
•	Chairing Kent County and Sussex County Advisory Boards;
•	Providing advice and counsel to CEO and executive management.

Charles G. Cheleden has been our Vice Chairman since 1992 and our Lead Director since 2004.  He is an outside and independent director designated by our Board of Directors to lead the Board in fulfilling its duties effectively, efficiently and independent of management.

Specifically, the Lead Director is responsible, in cooperation with the Chairman of the Board for certain functions as follows:

Enhance Board Effectiveness:
•	Ensure the Board works as a cohesive team under his or her leadership;
•	Ensure the board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements;
•	Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the board;
•	Regularly assess the effectiveness of the Board and its committees;
•	Ensure that new directors receive adequate orientation on their roles and responsibilities, the Company’s organization, business and the industry;
•	Meet with Board members to determine their continued commitment to the Board and their interest in continuing to serve on the Board of Directors;
•	Ensure that Board members receive continuing education both from within the Company and from outside sources; and
•	Encourage Board members to refer new business opportunities to the Bank.

Manage the Board:
•	Provide input to the CEO on preparation of agendas for Board and committee meetings;
•	Ensure the effectiveness of Board committees;
•	Ensure that independent directors have adequate opportunity to meet to discuss issues without management present and provide feedback to management;
•	Help resolve any conflicts;
•	Chair Board meetings when Chairman is not in attendance;
•	Review Board minutes for accuracy;
•	Conduct or oversee Board self-evaluations;
•	Ensure delegated committee functions are carried out and report to Board, e.g. CEO performance assessment, CEO and Board succession planning and strategic planning;
•	Ensure some rotation on committee assignments, especially Chairs;
•	Exercise authority to call meetings of the independent directors;
•	Ensure that appropriate committee members have input to the proxy related to their committees; and
•	Be available, as requested, for consultation and direct communication with major shareholders.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:
•
Having general power over the strategic planning, management and oversight of the administration and operation of the Corporation’s business, and general supervisory power and authority over its policies and affairs;

•	Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect;
•	With Chairman and Lead Director, helping set Board agendas and provides input for committee meeting agendas.

Our Director Nomination and Selection Process

We believe that it is important to have a strong, independent Board of Directors that is accountable to the stockholders.  Our By-laws empower the Corporate Governance and Nominating Committee with the responsibility for identifying qualified individuals as candidates for membership in the Board of Directors.

The Committee solicits recommendations from the officers and directors as well as considers and evaluates any candidates recommended by the shareholders.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers versus those recommended by stockholders in selecting Board nominees.  To date, it has not been our practice to pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors.

Diversity
The Board takes a broad and thoughtful view of diversity.  It believes its membership should be reflect not only a diversity of gender and ethnicity, but also be inclusive of other factors such as age, religion, national origin, a broad range of experience, knowledge and judgment in a variety of business and professional sectors.  The Board desires that its membership also be geographically appropriate and diverse.  Potential directors, therefore, may enhance the Board’s statewide and regional representation.  As a commitment to this diversification, the Board believes most directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.  It also believes that it should have a board membership with a cross-section of thinking that is in tune with the needs of our customers and community (which includes potential future customers), as well as future opportunities.  Our market is diverse, our board should strive to be equally as diverse.

To be considered in the Committee’s selection of Board nominees, recommendations from stockholders must be received by the Corporation in writing not less than 120 days prior to the anniversary date of the mailing date of the proxy statement for the previous year’s annual meeting.  Recommendations should identify the stockholder making the recommendation and for each person the stockholder proposes to recommend as a nominee to the Board (1) the name, age, business address of such person; (2) the principal occupation or employment of such person; (3) the Class and number of shares of our Voting Stock (as defined in our Bylaws) which are beneficially owned by such stockholder on the date of such notice; and (4) any other information required to be included in such notice as described in our By-Laws or disclosed in solicitations of proxies with respect to nominees for election of directors described in the Securities Exchange Act of 1934.

Stock Ownership and Retention Guidelines
Our By-Laws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time by the Board.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our shareholders.

In June 2009, the Board established a guideline that each director own 4,000 shares of vested common stock.  Members of the board have until June 2014, or five years after assuming his or her position, to accumulate the minimum ownership amount.  In addition, the Board established a guideline for executive management such that the CEO should own 35,000 shares of vested common stock and all Executive Vice Presidents own 10,000 shares of vested common stock, each to be accumulated by the later of June 2014 or five years after assuming his or her position.

Succession Planning
The Personnel and Compensation Committee and full Board has reviewed, evaluated and provided governance comments and advice for our Executive Management (including CEO) talent, leadership development and succession planning program, and plans to do so at least annually.

Attendance at Board and Committee Meetings, Annual Meeting
During the year ended December 31, 2009, the Board of Directors held 15 meetings.  None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.  All directors are required to attend the Annual Meeting of Shareholders except for absences due to causes beyond their reasonable control.

Transactions with Our Insiders
In the ordinary course of its business as a bank, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board Role in Risk Oversight
The Board of Directors is responsible for the oversight of the management of our risk exposures to prevent or minimize the impact of a financial crisis.  The Board is actively involved in the strategic planning process with executive management where there is a comprehensive discussion of our appetite for risk, including a discussion of choices and alternatives.  In the end, the Board has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board has also concluded that management has implemented an appropriate system to manage this risk.  The risk management system is designed to inform the Board of the material risks and has created an appropriate enterprise-wide culture of risk awareness.

Each Board committee has risk oversight responsibilities.   In particular, the Audit Committee of the Board is responsible for, among other things, the following:

Periodic review of the reports issued by management’s Enterprise Risk Management (ERM) Committee.  This committee is chaired by our Senior Auditor, who reports directly to the Audit Committee;
•	Review the annual company risk assessment
•	Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;
•	Review the adequacy of internal controls;
•	Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	Monitor the independence of the public accounting firm;
•	Ensure committee members have unrestricted access to the independent accountants to review and discuss financial or other matters;
•	Review and approve the audit plan of the independent accountants and our internal audit department:
•	Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;
•	Determine that no management restrictions are being placed upon either the internal or external auditors;
•
Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material inadequacies and reportable conditions in the internal controls over financial reporting, and compliance with laws and regulations;

•	Evaluate the adequacy of the internal accounting control systems and monitor management’s response and actions to correct any noted deficiencies;
•	Review reports issued by outside consultants regarding internal control;
•	Review quarterly reports issued by the Loan Review Department including reports issued by outside consultants regarding such items as risk assessment, credit quality and credit administration;
•
Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•	Ensure that members of the Committee have the expertise required by regulation;
•	Ensure that the Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;
•	Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response;
•	Review and approve, each year, the Information Data Security Policy.

The Chairman of the Audit Committee provides regular reports to the Board of Directors as to the adequacy of our risk management.  In addition, senior managers from each of our risk areas provide regular reports to the Board.  These areas include: Investments, Accounting, Auditing,

Credit, Human Resource Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

In addition, the Personnel and Compensation Committee, which oversees the executive compensation programs, reviews and approves a semi-annual report on executive compensation and Associate incentive compensation plans provided by our risk officers.  The purpose of the review is to: (1) determine that senior executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten the our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  During 2009, the Committee accepted these reports provided by our risk officers which concluded our plans do not expose us to such risks and would unlikely to have a material adverse effect on the company.

Board Committees
There are five main committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee and the Trust Committee.

Executive Committee
Mark A. Turner is the Chairman of the Executive Committee.  The other members of the Committee are Charles G. Cheleden, Donald W. Delson, David E. Hollowell, Dennis E. Klima, Calvert A. Morgan, Jr. and Marvin N. Schoenhals.  The Committee is required to meet monthly, or more frequently if necessary, and met 30 times during 2009.  This Committee exercises the powers of the Board of Directors between meetings of the full Board and its primary activity has been to review those loan applications that need Board approval and review credit quality reports.

Another important part of the Executive Committee’s role is to review and approve transactions with insiders.  Under the Bank’s written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee
Thomas P. Preston is the Chairman of the Corporate Governance and Nominating Committee.  The other members of the Committee are Charles G. Cheleden, Linda C. Drake, Dennis E. Klima, Scott E. Reed and Claibourne D. Smith.  The Committee met four times during 2009.  A copy of the Corporate Governance and Nominating Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Corporate Governance and Nominating Committee does the following:
•	Makes recommendations to the full Board of Directors regarding corporate governance guidelines and policies.

•
Assists the Board of Directors in finding individuals who are qualified to serve as directors and provides its recommendations to the full Board of Directors when the Board selects its nominees for each annual meeting.

•	Leads the Board in an annual review of the Board’s performance.
•	Advises the Board on the assignment of the directors to serve on the various committees of the Board.

Audit Committee
Scott E. Reed is Chairman of the Audit Committee.  The other members of the Committee are Jennifer W. Davis, John F. Downey, Joseph R. Julian and Claibourne D. Smith.  Mr. Reed has the qualifications to serve as the Committee’s financial expert.  Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  The Committee met 11 times during 2009.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Conduct”).

The Audit Committee does the following:
•
Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements.

•	Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm.
•
Meets quarterly with the internal Loan Review Department as well as the head of the Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release.

•	Provides oversight to our regulatory compliance activities and our compliance officer who reports directly to our Senior Auditor.
•	Reviews the annual risk assessment and other reports issued regarding company risk management activities.
•	Meets annually to review our internal control risk analysis and associated audit plan.
•	Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee which provides oversight to our Trust and Wealth management initiatives.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services do not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chairman of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2009 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.  Those agreements are subject to alternative dispute resolution procedures and exclusions of punitive damages.

All of the services listed below for 2009 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2009 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2009 and 2008 were $700,800 and $762,375, respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2009 and 2008 were $273,185 and $44,500, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2009 and 2008 were $39,955 and $54,425, respectively.

All Other Fees.  The aggregate fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for both years ended December 31, 2009 and 2008, were $0.

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:
•	Reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2009;
•
Discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting

Oversight Board regarding the independent registered accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit Committee, comprised of Scott E. Reed, Jennifer W. Davis, John F. Downey, Joseph R. Julian and Claibourne D. Smith, has provided this report.

Personnel and Compensation Committee
Claibourne D. Smith is the Chairman of the Personnel and Compensation Committee.  The other members of the Committee are Linda C. Drake, David E. Hollowell, Dennis E. Klima and Thomas P. Preston.  The Committee met five times during 2009.  A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Personnel and Compensation Committee does the following:
•	Oversees the executive compensation programs and recommends to the full Board of Directors for its approval the compensation and benefits of the senior management officers.
•	Approves guidelines for the salary and benefits of other officers and Associates.
•	Oversees the administration of option plans and incentive plans and makes recommendations to the Board of Directors for awards under such plans.
•	Annually reviews the CEO and Executive Management succession plans and makes recommendations to the Board of Directors for approval of such plans.

Compensation Committee Interlocks and Insider Participation
No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2009, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board.

Trust Committee
The Trust Committee is comprised of members of both the WSFS Bank Board and of management.  It provides oversight to Trust and Wealth Management, the trust division of the Bank.  Calvert A. Morgan, Jr. is the Chairman and the other members of the Committee are Charles G. Cheleden, Donald W. Delson, Linda C. Drake, Scott E. Reed, Marvin N. Schoenhals and Mark A. Turner.  The Committee met four times during 2009.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Trust Committee does the following:
•	Oversees the Trust and Wealth Management Division in providing trust administration and investment management services;

•	Adopts appropriate policies and procedures to be observed in offering such services;
•	Ensures compliance with regulations;
•	Ensures sound risk management practices as it applies to trust and investment management activities; and
•	Reports to the Board on the activity of the Trust and Wealth Management Division in the conduct of its business.

8.               Compensation of the Board of Directors

Our non-Associate directors received base compensation for 2009 totaling approximately $70,000 as follows:
•	An annual retainer of $46,667, paid in cash,
•	1,000 shares of WSFS Financial Corporation common stock.

We pay a fee for committee service, and during 2009, each director received $650 for each committee meeting attended.  Directors do not receive a fee for regularly scheduled meetings of the Board of Directors, but receive a fee of $650 for special meetings of the Board.  Directors who served on the Audit Committee each received an additional annual retainer of $10,000 during 2009.

Directors who chaired board committees during 2009 received an additional annual retainer.  The Audit Committee chair received $5,000, the Corporate Governance and Nominating Committee chair received $3,000, the Personnel and Compensation Committee chair received $5,000 and the Trust Committee chair received $3,000.

At Mr. Weschler’s request, and in accordance with his company’s policies, the Board has excluded him from receiving compensation as a director.

Director Compensation Table
The compensation paid to directors during 2009 is summarized in the following table.  The assumptions used in valuing the stock and option awards are detailed in Note 13 to the consolidated financial statements contained in our 2009 Annual Report.  Mr. Turner is not shown in this table because he was compensated as an officer and did not receive any director compensation.  Mr. Schoenhals received board fees after his retirement as an officer in November 2009.

Directors	Fees Earned or Paid in Cash	Stock Awards1	Option Awards	All Other Compensation	Total

Marvin N. Schoenhals2	$26,250	$ 0	-	$26,250	$ 52,500
Charles G. Cheleden	89,317	23,399	-	-	112,716
Jennifer W. Davis	57,890	21,544	-		79,434
Donald W. Delson	55,773	21,544	-		77,317
John F. Downey	69,417	23,399	-	-	92,816
Linda C. Drake	57,817	23,399	-	-	81,216
David E. Hollowell	67,017	23,399	-	-	90,416
Joseph R. Julian	68,767	23,399	-	-	92,166
Dennis E. Klima	73,067	23,399	-	-	96,466
Calvert A. Morgan, Jr.3	74,617	23,399	-	125,833	223,849
Thomas P. Preston	59,417	23,399	-	-	82,816
Scott E. Reed	79,617	23,399	-	-	103,016
Claibourne D. Smith	80,267	23,399	-	-	103,666
R. Ted Weschler4	-	-	-	-	-

1The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.
2 Mr. Schoenhals’ Other Compensation is for consulting services. Prior to his retirement, he was also paid a salary as an executive through October 2009. See our “Summary Compensation Table” on 57.
3 Mr. Morgan’s Other Compensation includes $95,833 for consulting services, $25,000 for an incentive bonus and $5,000 for an expense allowance.
4 At Mr. Weschler’s request, and in accordance with Peninsula’s policies, he is excluded from receiving compensation as a Director.

Compensation of Mr. Cheleden as Lead Director
Charles G. Cheleden currently serves as our Lead Director.  During 2009, he was compensated $1,500 per month for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals as Consultant
Marvin N. Schoenhals is our Chairman of the Board.  In November 2009, Mr. Schoenhals retired as an executive of the company.  Because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community, the Board of Directors engaged him to serve as a consultant beginning in November 2009.  In this new role, he continues to be involved in business development, networking and community relations.  He also coordinates the activities of our advisory boards and is available for Associate mentoring.  As a consultant, Mr. Schoenhals receives an annual base consulting fee of $157,500.  As Chairman, he receives a retainer of $157,500, is eligible for equity awards, but will not receive meeting fees.

From January through October 2009, Mr. Schoenhals received a base salary of $385,833.  In November and December 2009, Mr. Schoenhals received consulting fees of $26,250 and a board retainer of $26,250.

Compensation of Mr. Morgan as Special Advisor
Calvert A. Morgan, Jr. is a member of our Board of Directors.  Until November 2009, he also served in a consulting capacity as Special Advisor but has since retired from that activity.

During 2009, Mr. Morgan received a base consulting fee of $95,833, with the opportunity to earn a supplemental payment of up to 100% of the base fee.  The precise amount of a supplemental payment is determined at the discretion of the Personnel and Compensation Committee, based on our results for the year, loan and deposit growth, and the Committee’s subjective assessment of Mr. Morgan’s overall contribution to those results.  Consistent with incentives paid to our Executives, Mr. Morgan earned no supplemental payment for 2009.  Mr. Morgan earned a supplemental payment of $25,000 for 2008, which was paid in 2009 and $29,000 for 2007 paid during 2008.

Mr. Morgan continues to receive the standard Board of Director retainer and committee attendance fees.

9.           Other Information

Large Stockholders
Stockholders who own 5% or more of the outstanding common stock of a publicly traded company are required to report that information to the Securities and Exchange Commission (the SEC).  The following table lists the stockholder who has reported to the SEC that they own 5% or more of our outstanding Common Stock.  The number of shares is the number most recently reported to the SEC by the stockholder.  The percentage is based on the number of shares of our Common Stock outstanding as of March 11, 2010, the record date set for the 2010 Annual Meeting of Stockholders.

Name and Address of Owner	Number of Shares1	Percentage of WSFS Financial Corporation common stock outstanding

Peninsula Capital Advisors LLC.2 404B East Main Street Charlottesville, VA 22902	1,629,310 shares	22.58%
BlackRock, Inc.3 40 East 52nd Street New York, NY 10022	475,333 shares	6.71%

1 In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  Except as otherwise noted, ownership is direct, and the named individuals and groups exercise sole voting and investment power over the shares of the Common Stock.

2 According to the Statement on Form 4 by R. Ted Weschler, Peninsula Capital Advisors, LLC and Peninsula Capital Appreciation, LLC on December 28, 2009.  Shares include right to acquire beneficial ownership of 129,310 shares through the exercise of warrants.

3 According to the Statement on Schedule 13G of BlackRock, Inc. on January 29, 2010.

APPENDIX A

As approved by Shareholders on April 28, 2005 and amended by the Committee on December 31, 2008.

Draft dated March 12, 2010, to show proposed 2010 amendments

AMENDED AND RESTATED WSFS FINANCIAL CORPORATION
2005 INCENTIVE PLAN

A-1.
AMENDED AND RESTATED WSFS FINANCIAL CORPORATION
2005 Incentive PLAN

Table of Contents

ARTICLE I PURPOSE	5
1.1 General	5
ARTICLE 2 DEFINITIONS	5
2.1 Definitions	5
ARTICLE 3 EFFECTIVE TERM OF PLAN	10
3.1 Effective Date	10
3.2 Term of plan	10
ARTICLE 4 ADMINISTRATION	10
4.1 Committee	10
4.2 Actions and Interpretations by the Committee	10
4.3 Authority of Committee	11
ARTICLE 5 SHARES SUBJECT TO THE PLAN	12
5.1 Number of Shares	12
5.2 Share Counting	12
5.3 Stock Distributed	12
5.4 Limitations on Awards	12
ARTICLE 6 Eligibility	12
6.1 General	12
ARTICLE 7 STOCK OPTIONS	12
7.1 General	12
7.2 Incentive Stock Options	13
ARTICLE 8 STOCK APPRECIATION AWARDS	14
8.1 Grant of Stock Appreciation Awards	14
ARTICLE 9 PERFORMANCE AWARDS	15
9.1 Grant of Performance Awards	15
9.2 Performance Goals	15
9.3 Right to Payment	15
9.4 Other Terms	15
ARTICLE 10 RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS	15
10.1 Grant of Restricted Stock and Restricted Stock Units	16
10.2 Issuance and Restriction	16
10.3 Forfeiture	16

10.4 Delivery of Restricted Stock	16
ARTICLE 11 DEFERRED STOCK UNITS	16
11.1 Grant of Deferred Stock Units	16
ARTICLE 12 DIVIDEND EQUIVALENTS	16
12.1 Grant of Dividend Equivalents	16
ARTICLE 13 STOCK OR OTHER STOCK-BASED AWARDS	16
13.1 Grant of Stock or Other Stock-Based Awards	16
ARTICLE 14 PROVISIONS APPLICABLE TO AWARDS	17
14.1 Award Certificates	17
14.2 Term of Awards	17
14.3 Form of Payment of Awards	17
14.4 Limits on Transfer	17
14.5 Beneficiaries	17
14.6 Stock Trading Restrictions	17
14.7 Acceleration upon Death or Disability	17
14.8 Acceleration upon Retirement	17
14.9 Acceleration upon a Change in Control	17
14.10 Acceleration for Any Other Reason	17
14.11 Effect of Acceleration	19
14.12 Qualified Performance-Based Awards	19
14.13 Termination of Employment	20
14.14 Forfeiture Events	21
ARTICLE 15 CHANGES IN CAPITAL STRUCTURE	21
15.1 Mandatory Adjustments	21
15.2 Discretionary Adjustments	21
15.3 General	21
ARTICLE 16 AMENDMENT, MODIFICATION AND TERMINATION	21
16.1 Amendments, Modification and Termination	21
16.2 Awards Previously Granted	22
ARTICLE 17 GENERAL PROVISIONS	22
17.1 No Rights to Awards; Non-Uniform Determinations	22
17.2 No Stockholder Rights	22
17.3 Withholding	22
17.4 No Right to Continued Service	23
17.5 Unfunded Status of Awards	23
17.6 Relationship to Other Benefits	23

17.7 Expenses	23
17.8 Titles and Headings	23
17.9 Gender and Number	23
17.10 Fractional Shares	23
17.11 Government and Other Regulation	23
17.12 Governing Law	24
17.13 Additional Provisions	24
17.14 No Limitations on Rights of Company	24
17.15 Indemnification	24
17.16 Special Provisions Related to Section 409A of the Code	24

AMENDED AND RESTATED WSFS FINANCIAL CORPORATION
2005 INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1.           GENERAL.  The purpose of the Amended and Restated WSFS Financial Corporation 2005 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of WSFS Financial Corporation (the “Company”), by linking the personal interests of Associates, officers and directors of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Associates, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  Accordingly, the Plan permits the grant of incentive awards from time to time to selected Associates, officers and directors of the Company and its Affiliates.

ARTICLE 2
DEFINITIONS

2.1.           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.  The term Affiliate shall include the Bank.

(b)           “Associate” means any person employed by the Company, the Bank or an Affiliate.

(c)           “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Performance Award, Dividend Equivalent Award, or Other Stock-Based Award, Performance-Based Cash Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(d)           “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.  Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(e)           “Bank” means Wilmington Savings Fund Society, Federal Savings Bank.

(f)           “Board” means the Board of Directors of the Company.

(g)           “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: personal dishonesty, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined by the Board to be detrimental to the Company.

(h)           “Change in Control” means and includes the occurrence of any one of the following events:

(i)           individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)           any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 25% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)           the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 25% or more of the total common stock or 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Change of Control shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(i)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(j)           “Committee” means the committee of the Board described in Article 4.

(k)           “Company” means WSFS Financial Corporation, a Delaware corporation or any successor corporation.

(l)           “Continuous Status as a Participant” means the absence of any interruption or termination of service as an Associate, officer or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Status as a Participant” means the absence of any interruption or termination of service as a common law employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations.  Continuous Status as a Participant shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company, in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor, or in the case of a Outside Director’s performance of services in an emeritus or advisory capacity. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A (d) of the Code, Continuous Status as a Participant shall mean the absence of any “separation from service” or similar concept as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(m)           “Covered Employee” means a covered employee as defined in Code Section 162(m) (3).

(n)           “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy.  If no long-term disability plan or policy was ever maintained on behalf of the Participant or if the determination of Disability relates to an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.  In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.  Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Disability shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(o)           “Deferred Stock Unit” means a right granted to a Participant under Article 11.

(p)           “Dividend Equivalent” means a right granted to a Participant under Article 12.

(q)           “Effective Date” has the meaning assigned such term in Section 3.1.

(r)           “Eligible Participant” means an Associate, officer or director of the Company or any Affiliate.

(s)           “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(t)           “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange, the average of the high and low sales prices on the principal such exchange on such date or, in the absence of reported sales on such date, the average of the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and asked prices as quoted by Nasdaq for such trading date, or, in the absence of bid and asked prices on such date, then on the next prior business day on which there was a bid and asked price; provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(u)           “Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock.

(v)           “Good Reason” has the meaning assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to a Change in Control, (ii) a reduction by the Company or an Affiliate in the Participant’s base salary, (iii) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change in Control, or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(w)           “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.  Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(x)           “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(y)           “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(z)           “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(aa)           “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(bb)           “Outside Director” means a director of the Company who is not an employee of the Company or an Affiliate.

(cc)           “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)           “Participant” means a person who, as an Associate, officer or director of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)           “Performance Award” means Performance Shares, Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(ff)           “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(gg)           “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(hh)           “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(ii)           “Person” means any individual, entity or group, within the meaning of Section 3(a) (9) of the 1934 Act and as used in Section 13(d) (3) or 14(d)(2) of the 1934 Act.

(jj)           “Plan” means the Amended and Restated WSFS Financial Corporation 2005 Incentive Plan, as amended from time to time.

(kk)           “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.12, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ll)           “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 14.12(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(mm)           “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(nn)           “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(oo)           “Retirement” in the case of an Associate Participant, means the Participant’s termination of employment with the Company or an Affiliate with the Committee’s approval after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, as determined by the Committee in its reasonable judgment.  “Retirement” in the case of an Outside Director means retirement of the director in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a director.

(pp)           “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m) (4) (C) of the Code or any successor provision thereto.

(qq)           “Shares” means shares of the Company’s Stock.  If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.

(rr)           “Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(ss)           “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(tt)           “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(uu)           “1933 Act” means the Securities Act of 1933, as amended from time to time.

(vv)           “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
EFFECTIVE TERM OF PLAN

3.1.           EFFECTIVE DATE.  The Plan originally became effective on April 28, 2005, the date it was approved by the stockholders of the Company (the “Effective Date”).

3.2.           TERMINATION OF PLAN.  Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval.  The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4
ADMINISTRATION

4.1.           COMMITTEE.  The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board.  It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m)) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award.  However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.  The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.  The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes.  To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.  To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2.           ACTION AND INTERPRETATIONS BY THE COMMITTEE.  For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate.  The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Associate of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3.           AUTHORITY OF COMMITTEE.  Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)	Grant Awards;

(b)	Designate Participants;

(c)           Determine the type or types of Awards to be granted to each Participant;

(d)           Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)           Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f)           Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)           Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h)           Decide all other matters that must be determined in connection with an Award;

(i)           Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)           Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)           Amend the Plan or any Award Certificate as provided herein; and

(l)           Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Outside Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Outside Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Outside Directors.

Notwithstanding the above, the Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who are also officers of the Company, the authority, within specified parameters, to (i) designate Associates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Associates; except that such delegation of duties and responsibilities to officers of the Company may not be made with respect to grants of Awards to Eligible Participants who as of the Grant Date

are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award.  The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1.           NUMBER OF SHARES.  Subject to adjustment as provided in Article 15, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,162,000; provided, however, that each Share issued under the Plan pursuant to a Full Value Award shall reduce the number of available Shares by four (4) shares.

5.2. SHARE COUNTING.

(a)To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(b)Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

5.3.          STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4.          LIMITATION ON AWARDS.  Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 50,000; the maximum aggregate grant with respect to Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards granted in any one calendar year to any one Participant shall be 50,000 Shares; the aggregate dollar value of any Performance-Based Cash Award that may be paid to any one Participant during any one calendar year under the Plan shall be $2,000,000; and the aggregate maximum fair market value (measured as of the Grant Date) of any other Awards that may be granted to any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $2,000,000.

ARTICLE 6
ELIGIBILITY

6.1.           GENERAL.  Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted only to Eligible Participants who are common law employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7
STOCK OPTIONS

7.1.           GENERAL.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per Share under an Option shall be determined by the Committee, but shall not be less than the Fair Market Value as of the Grant Date.

(b)           TIME AND CONDITIONS OF EXERCISE.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d).  The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.  The Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date.  The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.

(c)           PAYMENT.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.

(d)           EXERCISE TERM.  Except for Nonstatutory Options granted to Participants resident outside of the United States, no Option granted under the Plan may be exercisable for more than seven years from the Grant Date.

(f)           MINIMUM VESTING REQUIREMENTS.  Options granted under the Plan shall either (i) be subject to a minimum vesting period of four years (which may include graduated vesting within such four-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.  Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Options in the event of the Participant’s death, Disability or Retirement or the occurrence of a Change in Control.

7.2.           INCENTIVE STOCK OPTIONS.  The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)           LAPSE OF OPTION.  Subject to any earlier termination provision contained in the Award Certificate, an Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below, it will automatically become a Nonstatutory Stock Option:

(1)           The expiration date set forth in the Award Certificate.

(2)           The tenth anniversary of the Grant Date.

(3)           Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(4)           One year after the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5)           One year after the termination of the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 14, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment.  Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 14.5.

(b)           INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a

    Participant in any calendar year may not exceed $100,000.00.

(c)           TEN PERCENT OWNERS.  No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(d)           EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS.  No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the date the Plan was adopted by the Board, or the termination of the Plan, if earlier.

(e)           RIGHT TO EXERCISE.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f)           ELIGIBLE GRANTEES.  The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date a common law employee of the Company or a Parent or Subsidiary.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1.           GRANT OF STOCK APPRECIATION RIGHTS.  The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)           RIGHT TO PAYMENT.  Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)             The Fair Market Value of one Share on the date of exercise; over

(2)             The base price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value on the Grant Date.

(c)           EXERCISE TERM.  Except for Awards granted to Participants resident outside of the United States, no Stock Appreciation Right may be exercisable for more than seven years after the Grant Date.

(d)           MINIMUM VESTING REQUIREMENTS.  Stock Appreciation Rights granted under the Plan shall either (i) be subject to a minimum vesting period of four years (which may include graduated vesting within such four-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.  Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Stock Appreciation Rights in the event of the Participant’s death, Disability or Retirement or the occurrence of a Change in Control.

(b)           OTHER TERMS.  All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate.  Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9
PERFORMANCE AWARDS

9.1.           GRANT OF PERFORMANCE AWARDS.

The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee.  The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.  All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2.           PERFORMANCE GOALS.  The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee.  Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee.  The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

9.3.           RIGHT TO PAYMENT.  The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied.  The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property, including Shares, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied.  The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied.  The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid to the Participant.

9.4.           OTHER TERMS.  Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate.  For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1.           GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS.  The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.  An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2.           ISSUANCE AND RESTRICTIONS.  Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock).  These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.  Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.

10.3.           FORFEITURE.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units.

10.4.           DELIVERY OF RESTRICTED STOCK.  Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Associates) designated by the Committee, a stock certificate or certificates registered in the name of the Participant.  If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11
DEFERRED STOCK UNITS

11.1.           GRANT OF DEFERRED STOCK UNITS .  The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee.  Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.  An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.

ARTICLE 12
DIVIDEND EQUIVALENTS

12.1.           GRANT OF DIVIDEND EQUIVALENTS.  The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee.  Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to an Award, as determined by the Committee.  The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested.

ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS

13.1.           GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries.  The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS
14.1.           AWARD CERTIFICATES.  Each Award shall be evidenced by an Award Certificate.  Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2.           TERM OF AWARD.  The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Stock Option or Stock Appreciation Right exceed a period of seven years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

14.3.           FORM OF PAYMENT FOR AWARDS.  Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, or in installments, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

14.4.           LIMITS ON TRANSFER.  No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate.  No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.5.           BENEFICIARIES.  Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

14.6.           STOCK TRADING RESTRICTIONS .  All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.7.           ACCELERATION UPON DEATH OR DISABILITY.  Except as otherwise provided in the Award Certificate, upon the Participant’s death or Disability during his or her Continuous Status as a Participant, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to the Participant or his or her estate within thirty (30) days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination.  Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.  To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.8.           ACCELERATION UPON RETIREMENT.  Except as otherwise provided in the Award Certificate, upon the Participant’s Retirement, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards that are not intended to be Qualified Performance-Based Awards under Section 14.12(b)) shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to the Participant within thirty (30) days following the date of Retirement based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the date of Retirement.  Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate; provided, however, that any Awards in the nature of rights that may be exercised shall remain exercisable until the earlier of (i) the original expiration of the Award, or (ii) the first anniversary of the Participant’s Retirement.  To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

As consideration for the accelerated vesting and extended exercise period of Options and SARs provided in this Section 14.8, an Associate must agree in writing that he or she will not compete with the Company anywhere within the State of Delaware and within an area that is fifty miles from the borders of the State of Delaware for a period of three years following the date on which the Associate exercises his or her last Option or SAR.  In the event that the Associate breaches the agreement to not compete with the Company, the Associate shall pay as liquidated damages to the Company all income the Associate has realized from the exercise of any Options or SARs that would have otherwise been forfeited but for the provisions of this Section 14.8.  For purpose of this Section 14.8 “compete with the Company” means to either directly or indirectly, own, manage, control, be employed by, participate in, or be connected in any manner with any business or entity which is a financial institution.

14.9.           ACCELERATION UPON A CHANGE IN CONTROL.  Except as otherwise provided in the Award Certificate, if a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason within two years after the effective date of a Change in Control, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, and (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse.  Except as otherwise provided in the Award Certificate, upon the occurrence of a Change in Control, the target payout opportunities attainable under all outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be pro rata payout to Participants within thirty (30) days following the effective date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control.

14.10.           ACCELERATION FOR ANY OTHER REASON.  Regardless of whether an event has occurred as described in Section 14.7, 14.8 or 14.9 above, and subject to Section 14.12 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare.  The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.10. Notwithstanding anything in the Plan, including this Section 14.10, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A (a) (3) of the Code.

14.11.           EFFECT OF ACCELERATION.  If an Award is accelerated under Section 14.7, 14.8, 14.9 or Section 14.10, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.  To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.12.                      QUALIFIED PERFORMANCE-BASED AWARDS.

(a)           The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

(b)           When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption.  If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

- Revenue
- Sales
- Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
- Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)
- Net income (before or after taxes, operating income or other income measures)
- Cash (cash flow, cash generation or other cash measures)
- Stock price or performance
- Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
- Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);
- Market share
- Improvements in capital structure
- Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
- Business expansion or consolidation (acquisitions and divestitures)
- Internal rate of return or increase in net present value
- Working capital targets relating to inventory and/or accounts receivable
- Planning accuracy (as measured by comparing planned results to actual results)

In the event that applicable tax and/or securities laws change to permit Board or Committee discretion to alter the governing Qualified Business Criteria without obtaining stockholder approval of such changes, the Board or Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(c)           Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon (i) the death or Disability of the Participant, (ii) the occurrence of a Change in Control, or (iii) upon termination of the Participant’s employment without Cause or for Good Reason in connection with a Change in Control.  Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period.

(d)           The Committee may provide in any Qualified Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-applicable accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(e)           Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.  Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

(f)           Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any calendar year to a Participant in designated forms of Qualified Performance-Based Awards.

14.13.           TERMINATION OF EMPLOYMENT.  Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.  A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate.  To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be a common law employee of the

Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

14.14.           FORFEITURE EVENTS.  The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

ARTICLE 15
CHANGES IN CAPITAL STRUCTURE

15.1.           MANDATORY ADJUSTMENTS.  In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.  Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2           DISCRETIONARY ADJUSTMENTS.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3           GENERAL.  Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2.  To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1.           AMENDMENT, MODIFICATION AND TERMINATION.  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit Awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of an Exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2.           AWARDS PREVIOUSLY GRANTED.  At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)           Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)           The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

(c)           Except as otherwise provided in Article 15, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

(d)           No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.  An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

ARTICLE 17
GENERAL PROVISIONS

17.1.           NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS.  No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan.  Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

17.2.           NO STOCKHOLDER RIGHTS.  No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

    17.3.           WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  If Shares are surrendered to the Company to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles.  The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for tax withholding obligations if the surrender of Shares in satisfaction of such withholding obligations would result in the Company’s recognition of expense under generally accepted accounting principles.  With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

17.4.           NO RIGHT TO CONTINUED SERVICE.  Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an Associate, officer or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

17.5.           UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.  This Plan is not intended to be subject to ERISA.

17.6.           RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

17.7.           EXPENSES.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.8.           TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17. 9.           GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.10.           FRACTIONAL SHARES.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.11.           GOVERNMENT AND OTHER REGULATIONS.

(a)           Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)           Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee.  Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.  The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled.  The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.12.           GOVERNING LAW.  To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

17.13           ADDITIONAL PROVISIONS.  Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

17.14.           NO LIMITATIONS ON RIGHTS OF COMPANY.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person.  If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.15.           INDEMNIFICATION.  Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.16.           SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)           General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan and all Award Certificates shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the

Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)           Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)           Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(d)           Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(e)           Fair Market Value of Unlisted Stock. If at any time the Stock ceases to bet listed on a securities exchange, the Fair Market Value of the Stock as of any given date shall, for purposes of the Plan and any Award, be determined by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(f)           Design Limits on Options and SARs.  Notwithstanding anything in this Plan or any Award Certificate, no Option or Stock Appreciation Right granted under this Plan shall (i) provide for Dividend

Equivalents or (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option or Stock Appreciation Right.

(g)           Timing of Distribution of Dividend Equivalents.  Unless otherwise provided in the applicable Award Certificate, and Dividend Equivalents granted with respect to an Award hereunder (other than Options or SARs, which shall have no Dividend Equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to stockholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

(h)           Anti-Acceleration Rules.  Notwithstanding anything in the Plan, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A (a) (3) of the Code.

(i)           Installment Payments.  If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment.  For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

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The foregoing is hereby acknowledged as being the WSFS Financial Corporation 2005 Incentive Plan as originally adopted by the Board on February 23, 2005 and approved by the stockholders at the 2005 Annual Meeting.  The plan was amended by the stockholders at the 2007 Annual Meeting to increase the shares available for grant, and thereafter was amended and restated by the Board for Section 409A compliance and other purposes on December 31, 2008 and by the Personnel and Compensation Committee on February 24, 2010.

                          WSFS Financial Corporation

                          By:  s/s   Stephen A. Fowle, Secretary